UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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WABCO Holdings Inc.

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WABCO Holdings Inc.

Notice of Annual Meeting
of Shareholders and
Proxy Statement

May 28, 2009
340 Madison Avenue
New York, NY 10173-1922

Global Headquarters
Chaussée de Wavre, 1789 1160 Brussels Belgium Phone +32.2.663.9800

Jacques Esculier

Chief Executive Officer and Director

April 17, 2009

Dear Shareholder:

I invite you to the Annual Meeting of Shareholders of WABCO Holdings Inc. This year’s meeting will be held on Thursday, May 28, 2009, at 10:00 a.m. at the New York offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York.

Our directors and representatives of our senior management will attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2008 Annual Report accompanies this proxy statement.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.

On behalf of the management team and your Board of Directors, thank you for your continued support and interest in WABCO Holdings Inc.

Sincerely,

Jacques Esculier

    Chief Executive Officer and Director

WABCO Holdings Inc.

Notice of 2009 Annual Meeting of Shareholders

and Proxy Statement

To the Shareholders of

WABCO Holdings Inc.:

The Annual Meeting of Shareholders of WABCO Holdings Inc. will be held at the New York offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, on Thursday, May 28, 2009, at 10:00 a.m. to consider and vote upon the following proposals:

1. Election of three directors to Class II with terms expiring at the 2012 Annual Meeting of Shareholders.

2. Ratification of the appointment of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Entreprises SCCRL (“Ernst &Young Belgium”) as the company’s independent registered public accounting firm for the year ending December 31, 2009.

3. Approval of the 2009 Omnibus Incentive Plan.

We may also transact any other business as may properly come before the meeting.

Shareholders of record of the company’s common stock as of the close of business on April 7, 2009 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.

Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders in person. These various options for voting are described in the Notice Regarding the Availability of Proxy Materials and on the proxy card.

For all shareholders who participate in the WABCO 401(k) Plan, the Trane Employee Stock Ownership Plan, Trane Savings Plan or Trane 401(k) and Thrift Plan, your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the respective plans in which you participate. If you have shares of our common stock issued to you under such plans, only the trustee can vote your plan shares even if you attend the Annual Meeting of Shareholders in person.

We encourage you to receive all proxy materials in the future electronically to help us save printing costs and postage fees, as well as natural resources in producing and distributing these materials. If you wish to receive these materials electronically next year, please follow the instructions on the proxy card.

By order of the Board of Directors,

ALFRED FARHA

Chief Legal Officer and Secretary

Brussels, Belgium

April 17, 2009

i

ii

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the company to be held on May 28, 2009.

Who may vote? You are entitled to vote if our records show you held one or more shares of the company’s common stock at the close of business on April 7, 2009, which we refer to as the record date. At that time 63,999,508 shares of common stock were outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the company’s offices at One Centennial Avenue, Piscataway, New Jersey 08855. The list of shareholders will also be available at the Annual Meeting of Shareholders.

How do I vote shares registered in my name? Under rules adopted by the Securities and Exchange Commission (“SEC”), we are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2008 Annual Report to Shareholders (“annual report”)) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our shareholders on or about April 17, 2009, and will be sent by electronic mail to our shareholders who have opted for such means of delivery on or about April 17, 2009. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on May 27, 2009.

About the proxy statement. The words “company,” “WABCO,” “we,” “us” and “our” refer to WABCO Holdings Inc., a Delaware corporation. We refer to the U.S. Securities and Exchange Commission as the “SEC” and the New York Stock Exchange as the “NYSE.” We were spun off from American Standard on July 31, 2007. We refer to this event as the “Spin-off.” American Standard sold its Bath & Kitchen division and later changed its name to “Trane,” which in 2008 was acquired by Ingersoll Rand. We use “Trane” in this proxy statement to refer to American Standard, even for periods prior to its name change and prior to the Spin-off. Finally, the words “common stock,” “stock” and “shares” refer to the company’s common stock, par value $.01 per share, which trades on the NYSE under the symbol WBC.

How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. Rules of the NYSE determine whether proposals presented at shareholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. We believe that Proposal 1—the proposal to elect directors and Proposal 2—the proposal to ratify the appointment of Ernst & Young Belgium as the independent registered public accounting firm for the company for fiscal 2009 are considered routine proposals under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name should be able to vote on both Proposals 1 and 2, even if no voting instructions are provided by the owner of the shares. We believe that Proposal 3—the proposal to approve the 2009 Omnibus Incentive Plan—is considered a non-routine proposal under the rules of the NYSE. As a result, brokers or other entities holding shares for an owner in street name may not be able to vote on Proposal 3 unless they receive voting instructions from the owner of the shares, and then only in accordance with such voting instructions. As a result, broker non-votes may arise in the context of voting for Proposal 3.

What if my shares are held through the company’s 401(k) plan? If you are a participant in the WABCO 401(k) Plan, you will receive one proxy card for all shares allocated to your account. The proxy card will serve as a voting instruction card for the trustee of the WABCO 401(k) Plan. If you do not vote your shares, the trustee will vote your shares in the same proportion as shares for which timely instructions were received under the WABCO 401(k) Plan. Your proxy card must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2009, so that the trustee of the plan has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Many of our current employees and any former employees holding shares in the WABCO 401(k) Plan will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through the WABCO 401(k) Plan, you will receive a separate set of materials, which will instruct you as to how you may vote your other shares over the Internet, by telephone or by mail.

How will my shares be voted if they are held through the Trane Employee Stock Ownership Plan, Trane Savings Plan or Trane 401(k) and Thrift Plan? If you are a participant in the Trane Employee Stock Ownership Plan (the “Trane ESOP”), the Trane Savings Plan (the “Trane Savings Plan”) or the Trane 401(k) and Thrift Plan (the “Trane Thrift Plan”), you will receive one proxy card for all shares allocated to your Trane ESOP, Trane Savings Plan and Trane Thrift Plan accounts. The proxy card will serve as a voting instruction card for the trustee of each of these plans. Your proxy card must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2009 so that the trustees of the respective plans have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. If you do not vote your shares, the trustee for your plan will vote your shares in the same proportion as those shares for which the trustee received timely voting instructions. Current employees of Trane holding shares in these employee plans who have chosen to do so will receive their proxy card, proxy statement and annual report materials electronically by e-mail. If you hold shares other than through one of these plans, you will receive a separate set of materials, which will instruct you as to how you may access and vote your other shares over the Internet, by telephone or by mail.

What if my shares are held through the Trane Employee Stock Purchase Plan? You should vote any shares held in the Trane Employee Stock Purchase Plan account by completing the materials sent to you by your broker for that account. If you do not respond to the materials sent to you by your broker, your broker will, to the extent permitted by the rules of the NYSE and the SEC, vote the shares on your behalf.

How will the company representatives vote for me? The company representatives, Jacques Esculier, Ulrich Michel, Todd Weinblatt and Alfred Farha or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the company representatives will vote your shares as you instruct them. If you do not indicate how you want your shares voted, the company representatives will vote as the Board recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the company representatives to vote the shares held by them in accordance with your instructions.

Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Daylight Time, on May 27, 2009, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote revoked.

Votes required for approval. Provided that a quorum is present, the nominees for director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. Approval of Proposal 2 requires the affirmative vote of a majority of shares present or represented and entitled to vote at the Annual Meeting of Shareholders. The affirmative vote of a majority of the votes cast on Proposal 3 is required for the approval of our 2009 Omnibus Incentive Plan, provided that the total vote cast on Proposal 3 represents over 50% in interest of all securities entitled to vote on the proposal.

The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal, but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum. However, since approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock present or represented at the Annual Meeting of Shareholders, abstentions have the same effect as a vote “against” that Proposal. As discussed above under “How do I vote shares held by a broker?”, a “broker non-vote” occurs if you fail to vote shares held by a broker in respect of a proposal that is considered non-routine, and thus the broker cannot use its own discretion in casting the vote. Since we believe Proposals 1 and 2 are considered routine, and thus discretionary, a nominee (e.g., broker) holding shares for a beneficial owner should be able to vote on all of the proposals even though it has not received voting instructions from the beneficial owner concerning those proposals. For Proposal 1, any votes withheld for the election of a director will not be counted for purposes of their election. For purposes of the vote on Proposal 3 to approve our 2009 Omnibus Incentive Plan, abstentions will have the same effect as votes against the proposal and broker non-votes will have the same effect as votes against the proposal, unless holders of more than 50% in interest of all securities entitled to vote on the proposal cast votes, in which event broker non-votes will not have any effect on the result of the vote.

What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the company’s common stock are present in person or by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.

Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by WABCO Holdings Inc. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.

What happens if other business not discussed in this proxy statement comes before the meeting? The company does not know of any business to be presented at the Annual Meeting of Shareholders other than the three proposals in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the company representatives will use their discretion in casting all of the votes they are entitled to cast.

BOARD RECOMMENDATION ON VOTING FOR PROPOSALS

The Board’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board recommends a vote:

•	FOR Proposal 1 to elect three Class II directors.

•	FOR Proposal 2 to ratify the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2009.

•	FOR Proposal 3 to approve our 2009 Omnibus Incentive Plan.

PROPOSAL 1—ELECTION OF DIRECTORS

The company has three classes of directors. The number of directors is split among the three classes as equally as possible. The term of each directorship is three years so that one class of directors is elected each year. All directors are elected for three-year terms and until their successors are duly elected and qualified. The total number of directors established by resolution of the Board of Directors is eight.

At this Annual Meeting of Shareholders, the shareholders will vote to re-elect three directors for a further term expiring at the 2012 Annual Meeting of Shareholders. Mr. James F. Hardymon, Mr. Michael T. Smith, and Mr. John F. Fiedler were appointed to the Board as Class II directors at (or with respect to Mr. Fiedler, shortly after) the time of our Spin-off from Trane on July 31, 2007. The Board is nominating each of these directors to continue serving as Class II directors.

The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If any nominee should become unavailable to serve as a director, and if the Board designates a substitute nominee, the company representatives named on the proxy card will vote for the substitute nominee designated by the Board unless you submit a proxy withholding your vote from the nominee being substituted. Under the company’s amended by-laws, vacancies are filled by the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 1, the election of James F. Hardymon, Michael T. Smith, and John F. Fiedler, as Class II directors.

DIRECTORS

Nominees for Election for Class II Directors—Terms Expiring at 2009 Annual Meeting of Shareholders

James F. Hardymon—Age 74

Director since July 2007

Mr. Hardymon, the current Chairman of the Board, has been appointed by the Board to the position of Lead Director subject to his re-election for a new term at the Annual Meeting of Shareholders. Mr. Hardymon served as a director of Trane Inc. (formerly American Standard Companies Inc.) from 1999 to 2007. Mr. Hardymon was the Chairman and Chief Executive Officer of Textron, Inc., a manufacturing and financial services business, from 1993 to 1998 and continued as Chairman until his retirement in 1999. Previously, Mr. Hardymon had been Chief Executive Officer since 1992, and President and Chief Operating Officer since 1989. Prior to his affiliation with Textron, he served from 1961 to 1989 in various executive capacities with Emerson Electric Co. Mr. Hardymon is a director of Lexmark International, Inc. Mr. Hardymon is also a member of the Advisory Board of Investcorp International, Inc. Mr. Hardymon has served on 10 corporate boards and as chairman of four NYSE-traded companies.

Michael T. Smith—Age 65

Director since July 2007

Mr. Smith served as the Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation from 1997 to 2001. Prior to 1997, he was Vice Chairman of Hughes Electronics and Chairman of the Hughes Aircraft Company. Mr. Smith joined Hughes Electronics in 1985 as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors in a variety of financial management positions. In 1992 he was elected Vice Chairman of Hughes Missile Systems, and in 1995 he was elected Chairman of Hughes Aircraft Company. Mr. Smith is a member of the board of directors of Alliant Techsystems, Inc., Ingram Micro, Inc., Teledyne Technologies, Inc. and Flir Systems, Inc.

John F. Fiedler—Age 70

Director since September 2007

Mr. Fiedler served as Chairman of the Board and Chief Executive Officer of BorgWarner from 1995 to 2003. Prior to that, he was Borg Warner’s President and Chief Operating Officer. Before joining BorgWarner in 1994, Mr. Fiedler was an Executive Vice President with The Goodyear Tire & Rubber Company, culminating a 29-year career with the company by leading its North American tire division. He is a member of the board of directors of Mohawk Industries, Snap-On Corporation and AirTran Airways. He is also a member of the Kent State Foundation Commission, an advisor to the Board of Trustees of the Manufacturers Alliance/MAPI and a member of the Board of Advisors of Prism Funds.

Directors Continuing in Office

Class III Directors—Terms Expiring at 2010 Annual Meeting of Shareholders

Jacques Esculier—Age 49

Director since July 2007

On March 18, 2009, the Board appointed Mr. Esculier Chairman of the Board, effective immediately after the Annual Meeting of Shareholders. Mr. Esculier has served as Chief Executive Officer and Director of WABCO since July 2007. Prior to July 2007, Mr. Esculier served as Vice President of Trane Inc. (formerly American Standard Companies Inc.) and President of its Vehicle Control Systems business, a position he had held since January 2004. Prior to holding that position, Mr. Esculier served in the capacity of Business Leader for the Trane Commercial Systems’ Europe, Middle East, Africa, India & Asia Region from 2002 through January 2004. Prior to joining Trane in 2002, Mr. Esculier spent more than six years in leadership positions at AlliedSignal/Honeywell. He was Vice President and General Manager of Environmental Control and Power Systems Enterprise based in Los Angeles, and Vice President of Aftermarket Services—Asia Pacific based in Singapore.

Kenneth J. Martin—Age 55

Director since July 2007

Mr. Martin served as Chief Financial Officer and Vice Chairman of Wyeth (formerly American Home Products) from 2000 to 2007. Mr. Martin joined American Home Products in 1984 as Assistant Director of Corporate Compliance and subsequently held the positions of Assistant Vice President of Finance for American Home Food Products. In 1989, he was appointed Vice President and Comptroller of American Home Products Corporation. In 1992, he became Executive Vice President for American Home Food Products. In 1994, he was promoted to Executive Vice President of Whitehall-Robins Healthcare and in 1995, President of American Home Food Products. He was named President of Whitehall-Robins Healthcare in 1997 and Senior Vice President and Chief Financial Officer of Wyeth-Ayerst Pharmaceuticals in 1998. In 2000, he was appointed Senior Vice President and Chief Financial Officer of Wyeth and in 2002, he was named Executive Vice President and Chief Financial Officer. Mr. Martin is also a director of Talecris Biotherapeutics Holdings Corp.

Donald J. Stebbins—Age 51

Director since September 2007

Mr. Stebbins is Chairman and Chief Executive Officer of Visteon Corporation. He joined Visteon in 2005 as President and Chief Operating Officer, and was elevated to Chief Executive Officer effective June 1, 2008 and to Chairman effective December 1, 2008. He has served on Visteon’s Board of Directors since December 2006. He joined Visteon from the Lear Corporation where he spent 13 years in a number of executive positions, the most recent of which was President and Chief Operating Officer for the corporation’s Europe, Asia and Africa region. Before assuming this position, Mr. Stebbins served as President and Chief Operating Officer for the Americas. He started his career at Lear as Vice President and Treasurer in 1992 and was appointed Senior Vice President and Chief Financial Officer in 1997.

Class I Directors—Terms Expiring at 2011 Annual Meeting of Shareholders

G. Peter D’Aloia—Age 64

Director since July 2007

Mr. D’Aloia served as Senior Vice President and Chief Financial Officer of Trane Inc. (formerly American Standard Companies Inc.) from 2000 to 2008. Before joining American Standard, Mr. D’Aloia worked for Honeywell where he served as Vice President—Business Development. He spent 27 years with Honeywell’s predecessor company, AlliedSignal, in diverse finance management positions. During his career with AlliedSignal, he served as Vice President—Taxes; Vice President and Treasurer; Vice President and Controller; and Vice President and Chief Financial Officer for the Engineered Materials Sector. Early in his career, he worked as a tax attorney for the accounting firm, Arthur Young and Company. Mr. D’Aloia is a director of FMC Corporation and AirTran Airways.

Juergen W. Gromer—Age 64

Director since July 2007

Dr. Gromer was President of Tyco Electronics from 1999 to 2007. Dr. Gromer formerly held senior management positions from 1983 to 1998 at AMP (acquired by Tyco in 1999) including Senior Vice President of Worldwide Sales and Services, President of the Global Automotive Division, Vice President of Central and

Eastern Europe, and General Manager of AMP Germany. Dr. Gromer has over 20 years of combined experience at AMP and Tyco Electronics, serving in a wide variety of regional and global assignments. Dr. Gromer is a member of the following corporate boards: Advisory Board of Commerzbank, RWE Rhein Ruhr AG, Tyco Electronics Ltd., Marvel Semiconductor Inc., and Avaya Deutschland GmbH. He is also Chairman of the Board of the Society for Economic Development of the District Bergstrasse/Hessen (Germany), and Vice President and member of the board of the American Chamber of Commerce in Germany.

GOVERNANCE

Board Matters and Committee Membership

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers and employees, by reviewing materials provided to them during visits to our offices and plants and by participating in meetings of the Board and its committees.

The Board of Directors held a total of seven meetings in 2008. The standing committees of the Board of Directors are the Audit Committee and the Compensation, Nominating and Governance Committee (the “CNG Committee”). All directors attended at least 75 percent of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2008. Our non-management directors generally meet without the Chief Executive Officer present at the end of each Board meeting.

The table below provides committee assignments and 2008 meeting information for each of the Board committees:

Name	Audit Committee		Compensation, Nominating and Governance Committee
G. Peter D’Aloia
Juergen W. Gromer			X
James F. Hardymon	X
Kenneth J. Martin	X	*
Michael T. Smith			X	*
Jacques Esculier
John F. Fiedler			X
Donald J. Stebbins	X
2008 Meetings	14		7

*	Indicates Committee Chair

Committees of the Board

Audit Committee

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Each member of the Audit Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The Audit Committee’s responsibilities, as set forth in its charter, include:

•	reviewing the scope of internal and independent audits;

•	reviewing the company’s quarterly and annual financial statements and annual report on Form 10-K;

•	reviewing the adequacy of management’s implementation of internal controls;

•	reviewing the company’s accounting policies and procedures and significant changes in accounting policies;

•	appointing the independent public accountants and reviewing their independence and performance and the reasonableness of their fees; and

•

reviewing compliance with the company’s Code of Conduct and Ethics, major litigation, compliance with environmental standards and the investment performance and funding of the company’s retirement plans.

The Board of Directors has determined that Mr. Martin, chair of the Audit Committee, is an audit committee financial expert as defined by the SEC. In addition, the Board has determined that each member of the Audit Committee is financially literate as defined by the NYSE.

Compensation, Nominating and Governance Committee

Our Board of Directors has delegated its compensation, nominating and governance functions to a single standing committee, the Compensation, Nominating and Governance Committee or “CNG Committee.” Each member of the CNG Committee is independent as defined by the NYSE listing standards and the company’s independence standards. The CNG Committee’s responsibilities, as set forth in its charter, include:

•

identifying individuals qualified to become members of the Board and recommending to the Board director nominees to be presented at the annual meeting of shareholders as well as nominees to fill vacancies on the Board;

•	recommending Board committee memberships, including committee chairpersons;

•	considering and making recommendations concerning director nominees proposed by shareholders;

•	developing and recommending to the Board corporate governance principles for the company and processes for Board evaluations;

•	reviewing and making recommendations concerning compensation of directors;

•

reviewing and making recommendations concerning officers’ salaries and employee benefit and executive compensation plans and administering certain of those plans, including the company’s incentive compensation and stock incentive plans;

•

reviewing and approving performance goals and objectives for all officers, evaluating performance against objectives and based on its evaluation, approving base and incentive compensation for all officers except for the Chief Executive Officer, whose base and incentive compensation is recommended by the CNG Committee and approved by the independent members of the Board; and

•	evaluating executive succession plans, the quality of management, and leadership and management development.

For a description of the Committee’s responsibility in determining executive compensation, see “Compensation Discussion and Analysis—Role of the WABCO CNG Committee” in this proxy statement.

Compensation Committee Interlocks and Insider Participation

None.

Board Attendance at the Annual Meeting of Shareholders

In accordance with our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting of Shareholders. While the Board understands that there may be situations that prevent a director from attending, the Board strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors attended the company’s 2008 Annual Meeting of Shareholders.

Independence Standards for Board Service

The Board of Directors has adopted a definition of director independence for non-management directors that serve on the company’s Board of Directors which meet and in some areas exceed the NYSE listing standards. Each director, other than Jacques Esculier, the company’s Chief Executive Officer, and Mr. D’Aloia, the former

Chief Financial Officer of Trane, WABCO’s parent company prior to the Spin-off, satisfies the definition of director independence adopted and accordingly has no material relationship with the company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the company) other than serving as a director of, and owning stock and options in, the company. A copy of our definition of director independence is attached to this proxy statement as Appendix A and is also available on our web site www.wabco-auto.com, by following the links “Investor Relations—Governance—Definition of Director Independence.” In addition, none of the company’s directors and executive officers participated in any related person transactions nor were any other transactions considered by the Board in determining directors’ independence. For a discussion of the company’s policy on related person transactions, please see “Certain Relationships or Related Person Transactions and Section 16 Reporting Compliance—Certain Relationships and Related Person Transactions” in this proxy statement.

Transition of Chairman Role and Appointment of Lead Director

On March 18, 2009, our Board of Directors unanimously approved a proposal to appoint Jacques Esculier to the additional role of Chairman of the Board, effective immediately after our Annual Meeting of Shareholders. In connection with this appointment, our Board of Directors created the position of Lead Director and unanimously approved a proposal to appoint James Hardymon, currently our Non-Executive Chairman of the Board, to such position effective as of the same date, assuming he is re-elected to a new term at our Annual Meeting of Shareholders.

As the Lead Director, we currently expect that Mr. Hardymon’s duties would include presiding at all meetings of the company’s non-management directors and, in consultation with the Chairman of the Board, developing the agendas for the board meetings and determining the appropriate scheduling for board meetings. We also expect that, as Lead Director, Mr. Hardymon will act as a liaison between the company’s Chairman of the Board and the company’s non-management directors and will assist the company’s independent directors in discharging their duties to the company and its shareholders.

Communication with the Company’s Board of Directors

Mr. Hardymon, the current Chairman of the Board, has presided over all executive sessions of the non-management directors. Assuming he is re-elected, he will continue to perform this role as Lead Director, in view of Mr. Esculier’s appointment as Chairman of the Board, as discussed above. Shareholders or other interested parties wishing to communicate with our Board of Directors can communicate with our Board of Directors by writing to: Chief Legal Officer, c/o WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855. Your message will not be screened or edited before it is delivered to the Lead Director. The Lead Director will determine whether to relay your message to other Board members. See “Other Matters—Director Nominations” below for a description of how shareholders may submit the names of candidates for director nominees to our Board of Directors.

Availability of Corporate Governance Materials

The company’s Code of Conduct and Ethics and Corporate Governance Guidelines, including our definition of director independence, as well as the charters for the Audit Committee and the Compensation, Nominating and Compensation Committee are available on our web site www.wabco-auto.com under the caption “Investor Relations—Governance.” The foregoing information is available in print to any shareholder who requests it. Requests should be addressed to Chief Legal Officer, WABCO Holdings Inc., One Centennial Avenue, Piscataway, New Jersey 08855.

DIRECTOR COMPENSATION

The CNG Committee recommends to the full Board of Directors the compensation of the company’s non-management directors, including the level of stock awards and stock option grants that should be made annually to such directors. The full Board of Directors must approve any change to the compensation payable to the company’s non-management directors, whether in the form of cash or equity awards. The Board of Directors has responsibility for administering the company’s 2007 Omnibus Incentive Plan in respect of the company’s non-management directors. Neither the CNG Committee nor the Board of Directors has delegated any of its responsibilities regarding the compensation of the company’s non-management directors.

The CNG Committee annually reviews the aggregate compensation payable to the company’s non-management directors to determine that the level of stock awards and the size of stock option grants made under the 2007 Omnibus Incentive Plan and the amount of cash compensation payable in respect of the annual retainer fee, the meeting attendance fees and the fees for service as a chair of the standing committees of the Board continue to be appropriate and consistent with the practices generally applicable at public companies of comparable size and in similar industries. As part of this review, the CNG Committee considers whether the allocation between cash and equity-based compensation continues to be appropriate. In connection with this annual review, the CNG Committee may request from time to time that the independent consultant retained by the CNG Committee with respect to its responsibilities regarding executive compensation matters, Mercer, LLC, review the pertinent data and advise on the competitiveness and appropriateness of the company’s compensation arrangements for its non-management directors. The CNG Committee also seeks input from the current Chairman, Chief Executive Officer and Chief Human Resources Officer of the company with respect to any recommendations that it may make regarding changes to the compensation program for non-management directors, but no other executive officer has any substantive role in the setting of such compensation. No changes were made to non-management director compensation levels in 2008.

Current Director Compensation Program

Except for the current Chairman of our Board, each non-management director is paid an annual retainer of $95,000, of which $40,000 is paid in cash on a quarterly basis. The remaining $55,000 is paid in the form of shares of our common stock which will be allocated to the non-management director’s trust account on the day prior to each annual meeting of shareholders. See “Outside Directors Trust” below for more detail on these trust accounts. Directors who are not committee chairs receive $1,500 per day for attendance at in-person Board or committee meetings. Committee chairs receive $3,000 per day for attendance at in-person Board or committee meetings. All non-management directors receive $750 for attendance at telephonic Board or committee meetings (or for attending in-person meetings by telephone). Directors are also reimbursed for reasonable expenses incurred to attend meetings.

In 2008, the Chairman of our Board received an annual retainer of $135,000, of which $80,000 was paid in cash on a quarterly basis. The remaining $55,000 was paid in the form of shares of our common stock which were allocated to the Chairman’s trust account on the day prior to the 2008 Annual Meeting of Shareholders.

Outside Directors Trust

All of the equity awarded to our non-management directors is held in a trust account established for each non-management director. As discussed above, the trust accounts are credited annually, on the day prior to each annual meeting, with that number of shares of our common stock equal in value to $55,000 based on that day’s closing price of WABCO common stock. Any cash dividends issued to the trust with respect to shares held on behalf of the non-management directors is reinvested in additional shares. The trust shares do not result in direct ownership until the director ceases service on the Board and remain subject to the claims of WABCO’s creditors while in the trust. If a director is removed for cause, his interest in the shares will be forfeited. In some instances where local regulations dictate, non-management directors may be granted restricted stock units rather than shares of our common stock. All equity granted to our non-management directors has been issued under the company’s 2007 Omnibus Incentive Plan.

Deferred Compensation Plan

The Board of Directors adopted the WABCO Holdings Inc. Deferred Compensation Plan in December 2007. While the Deferred Compensation Plan is by its terms open to all non-management directors and executive officers, the Board has determined that, for the time being, only non-management directors may participate in the Deferred Compensation Plan. The Deferred Compensation Plan permits the non-management directors to defer receipt of all or part of their retainer, meeting fees and any other amounts specified under the plan into either an interest bearing account or notional shares of WABCO common stock, as elected by the participant at the time he makes the election to defer the compensation. Once allocated to the interest account or the stock account, a participant may not change the manner in which the amounts deferred are deemed invested. The Deferred Compensation Plan provides that the company may also make discretionary contributions (including discretionary matching contributions) in addition to the amounts electively deferred by the non-management director who chooses to participate. Only two of our non-management directors, Messrs. Stebbins and D’Aloia, participated in the Deferred Compensation Plan in 2008, and only Mr. Stebbins has elected to participate in 2009.

Stock Ownership Guidelines

In October 2008, our CNG Committee adopted stock ownership guidelines applicable to our non-management directors and executive officers. Our non-management directors are required to own shares of our common stock with a value equal to three times their annual cash retainer fees. Our non-management directors will have five years from January 1, 2009 to attain such ownership levels. See “Compensation Discussion and Analysis—Stock Ownership Guidelines” for a description of our stock ownership guidelines.

Director Compensation Table

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($)(1) (c)	Total ($) (d)
James F. Hardymon	$101,750	$55,000	$156,750
G. Peter D’Aloia(2)	$56,500	$55,000	$111,500
John F. Fiedler	$55,000	$55,000	$110,000
Juergen W. Gromer	$55,755	$55,000	$110,755
Kenneth J. Martin	$77,500	$55,000	$132,500
Michael T. Smith	$70,750	$55,000	$125,750
Donald J. Stebbins(2)	$61,000	$55,000	$116,000

(1)	The grant date fair value of these shares was $55,000 per director. The shares were fully vested on the date of grant and are held in the Outside Directors Trust. See description of “Outside Directors Trust” above.

(2)	Messrs. D’Aloia and Stebbins have elected to defer receipt of their 2008 cash compensation ($56,500 and $61,000, respectively) through the WABCO Deferred Compensation Plan.

CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS AND SECTION 16 REPORTING COMPLIANCE

Certain Relationships and Related Person Transactions

The Audit Committee of the Board of Directors has adopted a written policy governing the review and approval or ratification of related person transactions. Under the policy a related person transaction is any transaction exceeding $120,000 in which the company or a subsidiary, on the one hand, and an executive officer, director, holder of 5% or more of the company’s voting securities or an immediate family member of such person, on the other hand, had or will have a direct or indirect material interest.

No related person transaction shall be approved or ratified if such transaction is contrary to the best interest of the company. Unless determined otherwise by the Audit Committee, any related person transaction must be on terms that are no less favorable to the company than would be obtained in a similar transaction with an unaffiliated third party under the same or similar circumstances.

Unless the Audit Committee determines otherwise, any proposed related person transaction directly between the company and an executive officer, director or immediate family member should be reviewed prior to the time the transaction is entered into. In addition, the policy provides that ordinary course transactions are not considered related person transactions, and therefore do not require approval under the company’s related person transaction policy. An ordinary course transaction means a transaction that occurs between the company or any of its subsidiaries and any entity (i) for which any related person serves as an executive officer, partner, principal, member or in any similar executive or governing capacity, or (ii) in which such related person has an economic interest that does not afford such related person control over such entity, and such transaction occurs in the ordinary course of business on terms and conditions that are no less favorable to the company or, if applicable, a subsidiary than would otherwise apply to a similar transaction with an unrelated party. In addition, all immaterial relationships and transactions identified in the Instructions to Item 404(a) of Regulation S-K are incorporated into the policy, and accordingly, all such immaterial relationships or transactions are not related person transactions and do not require approval under the policy.

The Chief Legal Officer is responsible for making the initial determination as to whether any transaction constitutes a related person or ordinary course of business transaction and for taking all reasonable steps to ensure that all related person transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K are presented to the Audit Committee for pre-approval or ratification. If a related person transaction involves the Chief Legal Officer, the Chief Financial Officer shall perform the responsibilities under the policy.

The Audit Committee reviews and assesses the adequacy of the policy annually.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain executive officers, and persons who own more than 10 percent of the outstanding common stock to file reports of ownership and changes in ownership with the SEC and the NYSE. The SEC regulations require the company to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. To the company’s knowledge, with respect to fiscal year ended December 31, 2008, all applicable filings were timely filed, except that (i) on February 5, 2008, a late Form 4 was filed for Messrs. D’Aloia and Stebbins to reflect meeting fees paid to non-management directors, which both directors elected to defer to the company’s Deferred Compensation Plan, (ii) on February 27, 2008, a late Form 4 was filed for Messrs. Esculier, Figueroa, Michel, Tarrant and Varty to report RSUs granted on February 22, 2008, and (iii) on July 8, 2008, a late Form 4 was filed for Messrs. D’Aloia and Stebbins to reflect shares deemed to have been acquired through the reinvestment of the quarterly management fee paid to non-management directors, which both directors elected to defer to the company’s Deferred Compensation Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young Belgium, our independent registered public accounting firm (“independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the company’s ability to manage or control risk or improve audit quality.

The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young Belgium submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:

Audit Services consist of services rendered by an external auditor for the audit of the company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act.

Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

This review is typically done in formal Audit Committee meetings, however, the Audit Committee may delegate pre-approval to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit and Non-Audit Fees

Fees billed to the company by Ernst & Young Belgium for services rendered in 2008 and 2007 were as follows:

Type of Services(1)	2008	2007
	(in thousands)
Audit	$2,884	2,400
Audit-Related	$0	0
Tax	$928	600
All Other	$0	0

Total	$3,812	3,000

(1)	For a description of the types of services, see “Audit Committee Matters—Audit Committee Pre-Approval Policies and Procedures,” above.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young Belgium as the company’s independent registered public accounting firm to examine the consolidated financial statements of the company for the year 2009 upon terms set by the Audit Committee. The Board of Directors recommends that this appointment be ratified by the shareholders. If the appointment of Ernst & Young Belgium is not ratified by the shareholders, the Audit Committee will give consideration to the appointment of other independent certified public accountants.

Representatives of Ernst & Young Belgium will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young Belgium as the company’s independent registered public accounting firm for the year ending December 31, 2009.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements in the annual report with the company’s management and independent auditor.

Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems, and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

The Audit Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditor, as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communication with the Audit Committee concerning independence. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the company is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Kenneth J. Martin, Chairman

James F. Hardymon

Donald J. Stebbins

REPORT OF THE COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE

The Compensation, Nominating and Governance Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the members of the Compensation, Nominating and Governance Committee identified below recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation, Nominating and Governance Committee

Michael T. Smith, Chairman

John F. Fiedler

Dr. Juergen W. Gromer

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are a leading provider of electronic and electromechanical products for commercial vehicle and passenger car markets. Until July 31, 2007, we were a subsidiary of Trane, a global manufacturer operating in three principal divisions: air conditioning systems and services, bath and kitchen products and vehicle control system products. The vehicle control systems division of Trane operated under the “WABCO” name. Effective July 31, 2007, we were spun off (the “Spin-off”) from Trane and became a separate publicly traded company.

Role of the WABCO CNG Committee

As required by its charter, our CNG Committee is responsible for developing our total compensation philosophy, recommending to our Board of Directors our executive compensation programs, including cash incentives, equity incentives, benefits and perquisites, and reviewing our compensation philosophy and compensation and benefits programs to determine whether they are properly coordinated and achieving their intended purposes. This committee also reviews and approves the compensation of our executive officers and recommends for approval to the independent members of our Board the compensation of our Chief Executive Officer. The CNG Committee also sets performance goals for all performance-based compensation, and reviews and certifies payouts of awards based on a review of our performance and the executive officers’ performance against such goals.

To assist the CNG Committee in meeting its responsibilities, the CNG Committee engaged Mercer as its outside compensation consultant to provide executive compensation market analysis and insight with respect to our executive officers, including our named executive officers.

Role of Management in the Compensation Process

Our Chief Executive Officer works with our Chief Human Resources Officer to determine recommendations to make to the CNG Committee with respect to the compensation of other executive officers, including base salary levels, target annual incentive awards, target long-term incentive awards, benefits and perquisites. Our Chief Executive Officer attends meetings of the CNG Committee to present his views with respect to the appropriate levels of compensation for his executive officer team, but is not present when his own compensation is discussed.

Under our governance documents, our independent Board members are required to approve all compensatory programs, awards or payouts relating to our Chief Executive Officer, upon recommendations from the CNG Committee.

Our human resources department provides compensation related information to Mercer relating to our executive officers that Mercer uses to provide its market competitiveness analyses and recommendations as to executive compensation program design.

The CNG Committee has delegated authority to our Chief Executive Officer and our Chief Human Resources Officer, acting jointly, to approve the compensation of any employee who is not an executive officer, including off-cycle equity grants to newly hired or promoted non-executive officers.

Executive Compensation Philosophy; Compensation Program Objectives

Our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. We generally seek to compensate our executives at the median level of compensation among similarly situated executives in our peer group when we consider either fixed or variable target levels of compensation. See the section entitled “Peer Group” below for more information about our peer group.

Our compensation program involves a mixture of fixed and variable and cash and equity compensation programs, as further described below. Variable compensation programs are balanced between short- and long-term objectives, placing a significant amount of the executive’s compensation at risk based on company and individual performance.

Each of the program components is designed to drive a complementary set of behaviors and outcomes.

•	Base salary and benefits are designed to attract and retain executives over time by providing regular and continued payment in line with the executive’s position, experience and responsibilities.

•	Annual performance-based cash awards are designed to focus our executives on short-term objectives to foster short-term growth and profitability.

•

Long-term incentives are designed to develop a clear line of sight and linkage to our long term strategy, as well as to attract and retain our executives and employees. Long-term incentives consist of a mix of equity awards and cash awards. The equity awards, usually in the form of stock options and restricted stock units, are used to align the interests and financial opportunities of our executive officers with those of our shareholders.

•

Severance benefits and change of control plans are designed to neutralize the potential conflict of our executive officers when faced with a potential change of control or other possible termination situation and to facilitate our ability to attract and retain key executives as we compete in a marketplace where such protections are commonly offered. As a European-based company with European national executive officers, we also consider the effect of statutory severance and change of control benefits that may apply under the law of the executive’s country of citizenship and European Union law when designing our contractual severance benefits.

•	Other benefits and perquisite programs are evaluated in light of market practice.

Each of these elements is described in more detail below.

The CNG Committee evaluates all compensation and benefit programs and decisions in light of the total compensation package awarded to each named executive officer (including the impact of how these programs and decisions impact other elements of compensation). To that end, the CNG Committee reviews “tally sheets” once per year that include all of the components of each named executive officer’s compensation, including base salary, target annual incentive awards, target long-term incentive awards, the value of all vested, unvested, exercised and unexercised equity, benefits and perquisites. These “tally sheets” are organized to reflect both the value of each named executive officer’s total compensation assuming continuing employment, as well as the additional compensation the named executive officer would be entitled to earn upon a separation from the company for voluntary reasons, involuntary reasons, or pursuant to a change of control of the company.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer and the three highest compensated officers for the taxable year. Certain compensation, including “performance-based compensation,” may qualify for an exemption from the deduction limit if it satisfies various technical requirements under Section 162(m). A subsidiary of the company has employed the named executive officers and deducted compensation paid to them under applicable local law since the Spin-off. As such, Section 162(m) does not currently limit the deductibility of their compensation. Nevertheless, our CNG Committee has elected to generally follow the requirements of Section 162(m) with respect to performance-based compensation and views the tax deductibility of executive compensation as one factor to be considered in the context of its overall compensation philosophy.

Peer Group

The CNG Committee, with the assistance of Mercer, has determined that the following companies are WABCO’s peers for compensation benchmarking purposes:

Valeo	Polaris Industries Inc.
GKN plc	Accuride Corporation
Autoliv, Inc.	Sogefi S.p.A.
Tomkins plc	Haldex Aktiebolag
Rockwell Automation, Inc.	Brembo S.p.A.
Tenneco Inc.	Harman International Industries, Incorporated
BorgWarner Inc.	Cooper Tire & Rubber Company
Modine Manufacturing Company	NV Bekaert SA
Sauer-Danfoss Inc.

The peer group comprises 17 companies reflecting both U.S. publicly traded and European publicly traded companies, as well as some private companies, that operate in the same sector and compete with us for executive talent and have executive positions similar in breadth, complexity and global responsibility. Our peer group was established in 2008. In fixing the revenue, market value and enterprise value ranges, Mercer used ranges that spanned from approximately one third of our revenue, market value and enterprise value to three times our revenue, market value and enterprise value.

The CNG Committee reviews the peer group annually and will adjust it as appropriate.

Increases to Named Executive Officer Compensation in 2008

From the peer group shown above, Mercer compiled compensation information from publicly available information (for those entities that are publicly traded) and from proprietary source material obtained under license from third party vendors (for those entities that are not publicly traded) and compared the compensation of our executive officers against the compensation paid to similarly situated executive officers at such peer companies. Mercer compared base salary, target bonus (both in actual and percentage of base salary terms), total annual compensation, long-term incentive compensation, total compensation and change of control severance benefits.

Based, in part, upon these benchmarking results, in 2008 our CNG Committee took several actions designed to increase the compensation of our named executive officers. First, the CNG Committee increased cash compensation levels (base salary, target annual incentive program (“AIP”) award opportunities and target cash long-term incentive program (“LTIP”) award opportunities) in order that such cash compensation levels would approximate the 50th percentile of similarly situated executives and slightly above the 50th percentile for cash-based long-term incentives. See “Components of Executive Compensation—Base Salary;—Variable Cash Compensation” below. Second, the CNG Committee approved a special stock option grant at the time of the regular equity grant in February 2008 in order to increase their equity stake in our company to better align their interests with our shareholders and to provide additional retention incentives. See “Long-Term Incentive—Special Stock Option Grants” below. Third, the CNG Committee, based on input from Mercer, approved an amendment to our Change of Control Severance Plan to increase the severance benefits payable to our named executive officers in the event of a termination following a change of control so that such benefits reflected the terms of similar plans maintained by the majority of our peer companies and the market in general. See “Payments Upon Severance or Change of Control” below.

Components of 2008 Executive Compensation

Base Salary

In February our CNG Committee approved an increase to Nikhil Varty’s base salary. In May 2008, our CNG Committee approved an increase to Ulrich Michel’s base salary. In July 2008, our CNG Committee approved increases to the base salaries of Messrs. Esculier and Figueroa. See table below. These increases were designed to bring such executive officers’ base salary closer to the 50th percentile for similarly situated executives in our peer group.

In January 2009, our CNG Committee decided to freeze base salary levels for our executive officers, including our named executive officers. Two of our named executive officers, Messrs. Michel and Figueroa, are entitled under Belgian law to mandatory annual salary increases. In February 2009, Messrs. Michel and Figueroa informed our CNG Committee that they have elected to decline the 2009 salary increases that they would otherwise be entitled to under Belgian law.

Variable Cash Compensation

Currently we offer an annual incentive program (“AIP”) and a cash-based three-year long-term incentive program (“Cash LTIP”) for our executive officers, including our named executive officers. Awards under both the AIP and the Cash LTIP are issued under the 2007 Omnibus Incentive Plan. The CNG Committee seeks to establish performance goals for the new AIP and Cash LTIP performance periods at its first or second meeting each year. Target awards under both the AIP and the Cash LTIP are fixed as a percentage of the executive’s base salary. Each of our named executive officers’ employment agreements provide for specific target AIP and Cash LTIP award percentages. In July 2008, our CNG Committee approved increases in the target AIP award for all of our named executive officers, and approved increases in the target Cash LTIP awards for Messrs. Michel, Figueroa, Tarrant and Varty. See table below.

Increases in Base Salary and Variable Cash Compensation in 2008

Our CNG Committee approved the following increases in named executive officer cash compensation in 2008:

Named Executive Officer	Previous Base Salary	New Base Salary		Previous Target AIP Award (Percentage of Base Salary)	New Target AIP Award	Previous Target Cash LTIP Award (Percentage of Base Salary)	New Target Cash LTIP Award
Jacques Esculier	$600,000	$800,000		67%	90%	100%	100%
Ulrich Michel	$350,000	$475,594	(1)	40%	60%	40%	45%
Jean Christophe Figueroa	$370,585	$406,800	(2)	35%	60%	30%	45%
Nikhil M. Varty	$233,000	$303,000		35%	60%	30%	45%
Kevin Tarrant	$325,000	$325,000		40%	50%	40%	45%

(1)	Increase in base salary was attributable to a statutory requirement under Belgian law, change in the Euro-U.S. dollar exchange rate but primarily to Mr. Michel’s move from the German social security regime to the Belgian social security regime. Since the employee’s contributions to the Belgian social security are much higher than the contributions to the German social security, the company increased Mr. Michel’s gross salary in order to keep whole his net salary.

(2)	Increase in base salary was attributable to a statutory requirement under Belgian law and change in the Euro-U.S. dollar exchange rate.

Annual Incentive Program (“AIP”)

Each year, our CNG Committee intends to establish an annual incentive program for our executive officers, including our named executive officers, and key managers based upon achievement of financial and non-financial (including strategic) performance goals. Financial and strategic goals under our AIP are derived from our annual operating plan. AIP awards are expected to target approximately the 50th percentile of our peer group. The actual payment under an AIP award may be above the 50th percentile in years of strong performance against objectives or below the 50th percentile or zero, depending on the actual level of performance achieved.

Fiscal Year 2008 Annual Incentive Plan

In March 2008, our CNG Committee determined the maximum amounts payable to our executive officers for AIP awards for the 2008 performance year by establishing a pool equal to 1.5% of WABCO earnings before interest and taxes (“EBIT”) with 35% of the pool allocated to our Chief Executive Officer and the remainder allocated evenly among the other executive officers. The AIP pool established by the formula described above was not necessarily an expectation of awards that would be paid. It represented the maximum amount that the CNG Committee could approve as performance based compensation in accordance with Section 162(m) of the U.S. Internal Revenue Code. Our CNG Committee generally exercises its discretion to pay less than the maximum amount after considering the factors in the management plan described below. Achievement of 1.5% of WABCO EBIT for the year 2008, created a maximum AIP award of $1,305,675 for our Chief Executive Officer and $408,000 for each of the other named executive officers.

The performance goals established by the CNG Committee included financial goals of sales growth, gross profit margin, performance net income and free cash flow. Free cash flow is a non-GAAP financial measure that refers to net cash provided by operating activities less any amounts attributable to the purchase of property, plant, equipment and computer software and the proceeds from the disposal of property. “Performance” net income is a non-GAAP financial measure that excludes separation and streamlining costs, one-time and discrete tax items, as well as a one-time transitional impact from the adoption of a new accounting standard.

The non-financial performance goals established by the CNG Committee related to improving organization and development, quality control, safety, and common processes, establishing customer partnerships, talent development and accomplishing strategic initiatives. Each specific non-financial goal established by the CNG Committee carried a specific weighting.

The 2008 AIP was designed so that the achievement of financial goals received a 70% weighting and the achievement for non-financial goals received a 30% weighting.

Payouts under this program are based on the level of goal achievement multiplied by the participant’s annual target AIP percentage. Annual target AIP percentages under this program are established for each participant as a percentage of base salary, and in the case of Messrs. Esculier, Michel, Figueroa and Tarrant such percentages are stipulated by their respective employment agreements. The 2008 AIP financial goals required at least a threshold level of achievement of 25% of the stated financial goal for any payout. The 2008 AIP was designed so that the company could overachieve the target goal, with maximum achievement capped at 200%. In between threshold and maximum performance, achievement levels and payouts are fixed by a defined performance curve.

For the 2008 AIP, our CNG Committee established the following financial goals, each weighted equally, and certified, in January 2009, the following achievement levels and scores:

Measure	Target	Achievement	Scoring
Sales Growth (excluding the impact of foreign exchange)	8.0%	0.5%	0%
Gross Margin	27.5%	27.28%	45.6%
Performance Net Income	$240 million	$235 million	84.7%
Free Cash Flow	$195 million	$238 million	200%
Aggregate Score			82.6%

Measuring achievement of the non-financial goals included in the 2008 AIP is in the discretion of the CNG Committee and, unlike the financial goals, the company is not required to achieve specific levels of performance in all or any of the goal categories in order to qualify for payout under the plan. The CNG Committee reviewed the company’s results against its non-financial performance goals and determined that the company’s performance against its goals warranted a performance score of 136.25%.

As a result, the company’s aggregate performance score for the 2008 AIP (assuming a 70% weighting for the financial performance goals and 30% for the non-financial performance goals) was approximately 98.66%, and the target awards for each named executive officer were adjusted downward by this percentage.

Finally, the CNG Committee also considered each executive’s individual performance. Each performance score corresponds to a percentage range (0-200%) that is then applied to the executive’s target award, as adjusted by the company’s performance score, as discussed immediately above. Mr. Esculier presented the individual performance scores for each of the other named executive officers to the CNG Committee for their approval.

With respect to Mr. Esculier’s AIP award, the CNG Committee considered his leadership of the company in an increasingly challenging period. For his 2008 AIP award, the CNG Committee met with the Chairman of the Board and the other independent members of the Board and, as a group, they determined that Mr. Esculier’s individual performance merited an additional 20% upward adjustment to his AIP award. Based upon Mr. Esculier’s recommendations, the CNG Committee approved an additional upward adjustment of 10% for Mr. Varty and an additional 5% for Mr. Tarrant. For Messrs. Figueroa and Michel, the award amounts also include an extra 15.34% as required under Belgian law with respect to vacation pay. Final 2008 AIP award amounts for our named executive officers are shown in footnote 3 to the Summary Compensation Table.

Changes to 2009 AIP Design

In February 2009, due to the economic outlook, our CNG Committee approved a change to the design of our Annual Incentive Program with the objective of decreasing its cash impact and further aligning the interests of the executive officers and eligible senior management team members with those of the company’s shareholders. The CNG Committee decided to split each executive officer and senior manager’s 2009 AIP target award into a cash component (“2009 AIP Cash Award”) and a stock option component (“2009 AIP Stock Options”), each component representing 50% of an executive officer and senior manager’s target AIP award (with respect to the stock option component, based on Black-Scholes value as of the date of grant).

Similar to the annual equity grants (discussed below), the 2009 AIP Stock Options will vest, subject to continued employment with the company, in three equal installments on each of the first three anniversaries of the date of grant.

In light of the additional downsizing actions necessary to align the company with further deteriorated market conditions, the Chief Executive Officer proposed to the CNG Committee at its March 2009 meeting the elimination of the 2009 AIP Cash Award for the executive officers and senior management team.

The CNG Committee approved the proposal. This action represents a potential reduction of 20% to 45% of the executive officers and the senior management team’s annual cash compensation (base salary and targeted AIP award).

Long-Term Incentives

Pursuant to the 2007 Omnibus Incentive Plan, the CNG Committee has authority to establish both equity and cash-based long-term incentive programs for our executive officers, including our named executive officers. In 2008, our CNG Committee approved a long-term incentive program designed to promote both the achievement of long-term performance goals as well as retention by linking our executive officers wealth more closely to the performance of our stock price. Our CNG Committee designed our long-term incentive program so that approximately 70% of the value of any executive officer’s long-term incentive compensation would be comprised of annual equity awards under our 2007 Omnibus Incentive Plan split evenly between stock option awards and restricted stock units, both of which will vest ratably over a three year period. The remaining 30% of the value of an executive officer’s long-term incentive compensation would be comprised of the executive’s target cash long-term incentive program (“Cash LTIP”) award, the attainment of which would be tied to the achievement of certain financial and non-financial goals over a three-year performance period. The performance goals for the Cash LTIP generally include three to four of the following measures: sales, gross revenues, gross margins, earnings per share, earnings per share, internal rate of return, return on equity, return on capital, net income (before or after taxes), operating income, operating income before interest expense and taxes, cash flow and free cash flow. As with the AIP, we also use non-GAAP “performance” versions of the financial measures referred to above which exclude separation and streamlining costs, one-time and discrete tax items, as well as a one-time transitional impact from the adoption of a new accounting standard.

2006-2008 Cash LTIP

All of our named executive officers participated in the 2006-2008 Cash LTIP. The 2006-2008 LTIP was created by Trane and was initially based upon the performance of Trane against certain financial and strategic goals. Due to the spin-off of WABCO from Trane on July 31, 2007 and the sale by Trane of its Bath & Kitchen division in 2007, both the Trane Compensation Committee and our CNG Committee made mid-course adjustments to the plan to reflect these unanticipated events. Our CNG Committee established a pool equal to 3% of WABCO EBIT with 35% of the pool allocated to our Chief Executive Officer, and the remainder allocated evenly among our other executive officers. The Cash LTIP pool described above was not necessarily an expectation of awards that would be paid. It represented the maximum amount that our CNG Committee could approve as performance-based compensation in accordance with Section 162(m) of the Internal Revenue Code. Achievement by WABCO of $248 million for reported EBIT in 2008 created a maximum Cash LTIP award for our Chief Executive Officer of $ 2.6 million and $816,000 for each of the other named executive officers.

When the 2006-2008 Cash LTIP was established by Trane, the Trane Compensation Committee based the plan on achievement by Trane against financial goals relating to sales, earnings per share and free cash flow, as well as strategic goals, each weighted equally. The Trane Compensation Committee previously certified that Trane had achieved a score of 88.5% for 2006 and 138% for 2007, which, because of the WABCO spin-off and sale of the Bath & Kitchen division, was based upon twelve months of Trane and WABCO performance but only nine months of the results from the Bath & Kitchen division.

For the 2008 performance year, our CNG Committee set the following goals and certified, in January 2009, the following achievement levels and scores:

Measure	Target	Achievement	Scoring
Sales Growth (excluding the impact of foreign exchange)	7-9% increase over prior year	0.0%	0%
Performance Earnings Per Share (“EPS”)	18-22% increase over prior year	24.6%	113.5%
Return on Invested Capital	30-35%	46.1%	200%
Aggregate Score			104.5%

As a result of this 2008 performance, and considering the Trane Compensation Committee’s scoring for 2006 and 2007, the CNG Committee approved a cumulative score for the 2006-2008 Cash LTIP performance cycle of 110.3% and approved payouts to each named executive officer at this percentage of their target Cash LTIP award. See “Increases to Executive Officer Compensation in 2008” above.

Based upon these certified results, our CNG Committee, in January 2009, approved the final award amounts to our named executive officers under the 2006-2008 Cash LTIP, which amounts may be found in footnote 3 to the Summary Compensation table. While our CNG Committee does have discretion to adjust payout percentages up or down by 25%, it chose not to exercise its discretion. For Messrs. Figueroa and Michel, the award amounts include an extra 15.34% as required by Belgian law with respect to vacation pay.

2008 Equity Awards

2008 Annual Equity Award

On February 22, 2008, each of our named executive officers received a combination of stock options and restricted stock units, both of which vest ratably over the three years from the date of grant. See “Grants of Plan-Based Awards Table.”

2008 Special Stock Option Award

On the same date, our CNG Committee approved special stock option grants under our 2007 Omnibus Incentive Plan to certain of our executive officers, including our named executive officers. All of the stock option grants vest, subject to continued employment with the company, over a four year period from the date of grant, however, 50% of the stock options will vest on the third anniversary of the date of grant (February 22, 2011) and the remaining 50% will vest on the fourth anniversary of the date of grant (February 22, 2012). See “Grants of Plan-Based Awards” table. Our CNG Committee approved the special stock option grant because it had determined, with the assistance of Mercer, that the level of our executive officers’ equity stakes was low relative to our peer group. The CNG Committee approved the special awards in order to increase each officer’s representative equity stake to better align the executive’s interest with those of our shareholders and to provide additional retention incentives. Mr. Esculier received 139,920 stock options, which award was designed to approximate an extra year’s worth of stock options based on the CNG Committee’s expectations at that time of Mr. Esculier’s future equity compensation. The other named executive officers received 33,513 stock options each, which represented approximately the average of their respective base salaries based on a Black-Scholes value of $11.08 per stock option.

Stock Ownership Guidelines

In October 2008, the CNG Committee adopted stock ownership guidelines for our executive officers, including our named executive officers, to reinforce the goal of increasing WABCO equity ownership among our executive officers and other key managers and more closely align their interests with those of our shareholders. Under the guidelines, each named executive officer is required to hold WABCO common stock with a total value at least equal to a specified multiple of his annual base salary.

The required multiples of base salary by position are:

•	Chief Executive Officer: 3x base salary

•	All other named executive officers: 2x base salary

Equity ownership that counts towards this ownership goal includes shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), shares underlying vested and unvested restricted stock unit awards, net shares acquired through stock option exercise and shares acquired on the open market. Vested and unvested stock options do not count towards satisfying the guideline goals.

Participants, including our named executive officers, have five years from January 1, 2009 to meet the stock ownership guidelines.

The minimum number of shares to be held by each officer is calculated on the first business day of March each year using the average of the high and low sales prices of the company common stock on the NYSE on that date. In the event of a base salary change or a promotion to a higher executive level, the executive will have five years from the date the change was implemented to acquire additional shares needed to fulfill the stock ownership guidelines. During the first five years, the CNG Committee will review annually each executive’s company stock ownership. After the initial five year period, the CNG Committee may review these guidelines to include specific penalties for failing to adhere to the recommendations. There may be instances in which the stock ownership guidelines would place a substantial hardship on an executive or prevent the executive from complying with the guidelines. These circumstances may apply to all executives in the company, such as a financial crisis impacting the entire stock market or circumstances generating unusual volatility of the company’s share price, or be particular to an individual, such as a court order in the case of a divorce settlement or estate planning transactions. In such circumstances, the guidelines may be waived or modified in the sole discretion of the company’s CNG Committee.

Retirement Benefits

We have established a tax qualified 401(k) plan, in which all of our U.S. employees, including Messrs. Esculier, Tarrant and Varty are eligible to participate. In addition, all employees whose eligible compensation exceeds limits imposed by the U.S. Internal Revenue Code participate in Supplemental Savings Plan. Under the Supplemental Savings Plan, the company credits 3% on eligible compensation between the tax code limits and $250,000 plus a matching contribution of up to 6% on all eligible compensation in excess of the tax code limits, based upon the employee’s contribution election to the tax qualified 401(k) plan. For Mr. Esculier, we credit 3% on all eligible compensation in excess of the tax code limits.

Messrs. Michel and Figueroa participate in a Belgian tax-qualified defined contribution plan and have elected to participate in a Belgian Supplemental Pension Plan.

Perquisites

We provide perquisites that we believe are reasonable, competitive with our peer group and consistent with our overall compensation philosophy. In January 2008, the CNG Committee and our independent Board members approved changes to our perquisite compensation that include reimbursement for financial planning for our named executive officers and increased life insurance benefits for certain of our executive officers, including our named executive officers. In December 2008, the CNG Committee and our independent Board members also approved adding executive physical exams to our perquisite compensation.

Payments upon Severance or Change of Control

We have entered into employment agreements with our Chief Executive Officer, our Chief Financial Officer and our Chief Human Resources Officer under which they will be provided with certain severance benefits if their employment is terminated by us without cause or if they terminate their employment for good reason. We have also entered into an agreement with our Vice President, Vehicle Dynamics and Controls under which he will be provided with certain severance benefits if his employment is terminated by us without cause. We believe that severance payments to these officers are appropriate in these circumstances and that the amount of the severance benefits is reasonable and necessary to attract and retain superior executive talent. An estimate of the amount of severance benefits that each named executive officer would receive upon a termination of employment is included in “Executive Compensation—Potential Post-Employment Payments—Severance Benefits” below.

We also provide certain payments or other benefits to our executive officers, including our named executive officers, in the event of a change of control in order to allow them to act in the best interests of shareholders without the distraction of potential negative repercussions of a change of control on their own position with the company. Severance benefits payable in connection with a change of control are triggered only in the event of both a change of control and a named executive officer’s loss of job or resignation on account of material diminution in terms and conditions of employment. Under our 2007 Omnibus Incentive Plan, in the event of a change of control, any outstanding stock options will become immediately exercisable and, unless assumed by the new employer, may be cashed out at the discretion of the CNG Committee. The restricted period shall lapse as to any outstanding restricted stock or restricted stock units, unless the CNG Committee determines prior to the change of control that any stock option, restricted stock or restricted stock unit will be replaced or otherwise honored by the new employer on terms that do not adversely affect the participants. In addition, all performance periods for annual incentive and long-term incentive awards will end and pay out at target on a prorated basis.

We believe that it is appropriate to treat holders of equity awards, including stock options, like shareholders in the event of a change of control, since the change of control may change the direction of the company in a way that could materially alter their award opportunities.

Changes to Change of Control Severance Benefits in 2008

In July 2008, our CNG Committee approved an amendment to our Change of Control Severance Plan that impacts all of our named executive officers. Pursuant to the amendment, each of Jacques Esculier, Ulrich Michel and Kevin Tarrant will now be entitled to receive a severance payment equal to three times their respective annual base salaries and target AIP awards for the year in which a qualifying termination under the plan occurs, plus continued healthcare benefits for 36 months following employment termination. Previously, Mr. Esculier was entitled to severance payments equal to two times annual base salary plus target AIP award and 24 months of continued healthcare benefits. Messrs. Michel and Tarrant were entitled to severance payments equal to 1.5 times annual base salary plus target AIP award and 18 months of continued healthcare benefits.

Messrs. Figueroa and Varty also received increases to their severance payment multiples (from 1x base salary + 1x target AIP award to 2x base salary + 2x target AIP award) and longer periods of continued healthcare benefits (from 12 months to 24 months).

In addition, pursuant to the amendment, each participant in the company’s Change of Control Severance Plan, including the named executive officers, shall be entitled to receive a gross-up payment from the company for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to the payment of such excise tax.

Our CNG Committee approved this amendment to our Change of Control Severance Plan based in part on the advice of Mercer who advised that the company’s then-current change of control severance benefits fell below the market median of the company’s compensation peer group. Our CNG Committee also considered the executives low level of equity ownership in the company relative to similar executives at other companies and the impact of our then-current change of control severance benefits on hiring and retaining talent.

Expatriate Policy

We maintain an expatriate policy under which employees who are asked to relocate from their home country in connection with their work assignments are reimbursed for certain costs and expenses associated with relocating to, and living in, another country. Currently, all of our named executive officers are receiving benefits under our expatriate policy since each of them has relocated to Belgium in connection with their service to WABCO. We believe that these types of benefits are customary for employees who accept foreign assignments. The level of benefits that we provide under the expatriate policy, such as the cost-of-living adjustment and the housing differentials, are determined based upon the advice provided to the company by outside consultants. We do not provide any special benefits to our named executive officers under this policy that our other expatriate employees are not eligible to receive.

Under our relocation policy, each employee who undertakes an expatriate assignment is entitled to benefits such as: reimbursement of costs associated with relocating, including travel, shipping and storage arrangements and language training; assistance with selling the employee’s home in his or her home country; reimbursement of temporary living expenses; the provision of housing and utility allowances, including maintenance and security fees, cost-of-living adjustments, tax preparation services, tax equalization payments (so that the employee is in the same tax position he or she would have been had he or she remained in his or her home country), an automobile allowance, education assistance for the employee’s children (through high school), home leave and, ultimately, assistance with repatriation back to the employee’s home country. See the footnotes to the Summary Compensation Table below for greater detail on the types of benefits and amounts provided to our named executive officers in 2008.

EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information concerning the compensation for 2008 of the company’s Chief Executive Officer, Chief Financial Officer and three most highly-compensated other executive officers (collectively, the “named executive officers”). Certain amounts shown in the tables below were paid in Euros and converted into U.S. dollars at the average conversion rate of U.S. dollars to Euros during the period January 1, 2008 to December 31, 2008, even if the amounts were paid after December 31, 2008. The average conversion rate is one Euro equals $1.477. This is also the convention that we used to convert Euros to U.S. dollars in the audited financial statements we included with our annual report on Form 10-K for the fiscal year ended December 31, 2008.

Name & Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)(1) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(4) (i)	Total ($) (j)
Jacques Esculier	2008	$683,333		$592,857	$1,494,434	$1,428,433	$—	$909,589	$5,108,646
Chief Executive Officer and Director	2007	$483,333	—	$154,299	$967,214	$878,919	$87,110	$557,167	$3,231,042

Ulrich Michel	2008	$366,997		$113,470	$253,646	$510,183	$—	$477,134	$1,721,430
Chief Financial Officer	2007	$288,750	—	$19,070	$102,076	$289,446	$—	$354,586	$1,054,028

Jean-Christophe Figueroa	2008	$406,800		$103,325	$274,304	$429,027	$—	$226,411	$1,439,867
Vice President, Vehicle Dynamics & Controls	2007	$370,585	—	$19,070	$122,837	$344,946	$—	$208,889	$1,066,327

Nikhil M. Varty	2008	$291,317		$84,455	$254,448	$279,008	$—	$445,265	$1,354,493
Vice President, Compression & Braking	2007	$227,633	—	$14,496	$153,956	$215,847	$12,777	$428,124	$1,052,834

Kevin Tarrant	2008	$325,000		$95,468	$177,554	$240,034	$—	$304,443	$1,142,499
Chief Human Resources Officer

(1)	Amounts set forth in this column represent the compensation expense recognized by WABCO for financial statement reporting purposes in 2008 and 2007 in accordance with FAS 123R with respect to restricted stock units granted to the named executive officers in 2008 and 2007. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 (“Capital Stock”) of the Notes to Consolidated Financial Statements included in our annual reports on Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2007. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(2)	Amounts set forth in this column represent the compensation expense recognized by WABCO for financial statement reporting purposes in 2008 and 2007 in accordance with FAS 123R with respect to stock options granted to the named executive officers in 2008, as well as compensation expense recognized for stock options granted in prior years that continue to be expensed under FAS 123R. The fair value of the awards was determined using the valuation methodology and assumptions set forth in Note 5 (“Capital Stock”) of the Notes to Consolidated Financial Statements included in our annual reports on Form 10-K for the fiscal year ended December 31, 2008 and December 31, 2007. In accordance with SEC rules, estimates of forfeitures related to service-based conditions have been disregarded.

(3)	Amounts included in this column represent the cash amounts paid in respect of (a) annual performance-based cash bonuses made under the WABCO annual incentive plan (“AIP”) for the 2008 annual performance period and (b) long-term performance-based cash bonuses made under the WABCO long-term incentive plan (“LTIP”) for the performance period beginning on January 1, 2006 and ending on December 31, 2008. For Messrs. Figueroa and Michel, the amounts also include an extra vacation pay allowance as required under Belgian law. The following table shows a break down of these amounts:

Names	AIP for 2008	Cash LTIP for 2006-2008 Performance Period
Jacques Esculier	$852,422	$576,011
Ulrich Michel	$330,629	$179,554
Jean-Christophe Figueroa	$277,749	$151,278
Nikhil M. Varty	$197,300	$81,708
Kevin Tarrant	$168,339	$71,695	*

*	As Mr. Tarrant joined the company in 2007, he was phased-in to the 2006-2008 Cash LTIP and his award represents 50% of his normal target award.

(4)	The following table provides information regarding the compensation disclosed in the All Other Compensation column. This information includes identification and quantification of each perquisite and personal benefit received by each named executive officer, regardless of amount.

Names (a)	Premiums for Term Life Insurance (b)(1)	Defined Contribution Plan Contributions (c)(2)	Health Care Reimbursements (d)	Tax Allowance (e)(3)	Perquisites and Other Personal Benefits (f)(4)		Total (g)
Jacques Esculier	$17,857	$20,700	$8,529	$485,926	$376,577	(5)	$909,589
Ulrich Michel	$11,218	$55,573	$24,977	$130,470	$254,896	(6)	$477,134
Jean-Christophe Figueroa	$10,079	$64,701	$3,029	$0	$148,602	(7)	$226,411
Nikhil M. Varty	$2,102	$20,700	$16,826	$205,646	$199,991	(8)	$445,265
Kevin Tarrant	$2,527	$20,700	$17,174	$2,998	$261,044	(9)	$304,443

(1)	Includes premiums for Term Life Insurance and Enhanced Life Insurance for executives.

(2)	Includes employer basic and matching contributions to defined contribution plans in which the named executive officer participates.

(3)	Tax allowances are provided to individuals on expatriate assignments to make their assignments effectively tax and cost neutral to them. Under these arrangements, WABCO paid on behalf of Messrs. Esculier, Michel and Varty certain foreign taxes in respect of services rendered during 2006, but as to which the amount payable was not due or determinable until 2008. WABCO also provided Messrs. Varty and Tarrant with tax gross-up payments of $2,771 and $2,998, respectively, in respect of 2008 services which were included in the amounts shown in this table.

(4)	Includes premiums to the Company Supplemental Savings Plan, a Non Qualified Deferred Compensation Plan. The company contributed $49,800 for Mr. Esculier, $6,025 for Mr. Varty and $1,050 for Mr. Tarrant in 2008.

(5)	Mr. Esculier relocated from Singapore in 2003, where he was on international assignment with his previous employer and was eligible to receive expatriate benefits. In 2008, WABCO provided Mr. Esculier with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($25,770); (ii) a cost-of-living allowance ($158,782); (iii) bank and tax fees ($264); (iv) tuition reimbursement related to his children’s education ($47,071); and (v) a housing differential payment associated with the increased housing costs incurred on his assignment ($88,945, including utilities). WABCO also provides Mr. Esculier with a corporate country club membership ($4,933 in dues paid in 2008) and reimbursed medical exam for his family executive health exam ($1,012).

(6)	Mr. Michel relocated from his home country of Germany in 2003 and is eligible to receive expatriate benefits. In 2008, WABCO provided Mr. Michel with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($25,278); (ii) a cost-of-living allowance ($156,708), and (iii) a housing differential payment associated with the increased housing costs incurred on his assignment ($72,910).

(7)	Mr. Figueroa, a French-Mexican national, relocated from France to Belgium in 2005 and is eligible to receive expatriate benefits. In 2008, WABCO provided Mr. Figueroa with the following benefits: (i) an auto lease for use of a car in Belgium ($18,878); (ii) home leave ($21,730); (iii) a gross housing payment associated with the increased housing costs incurred on his assignment ($96,137); and (iv) tuition reimbursement related to his children’s education ($11,857).

(8)	Mr. Varty relocated from his home country of the United States in 2001 and is eligible to receive expatriate benefits. In 2008, WABCO provided Mr. Varty with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($4,329); (ii) a cost of living allowance ($53,565); (iii) bank and tax fees ($264); (iv) a housing differential payment associated with the increased housing costs incurred on his assignment ($50,878, including utilities) and (v) tuition reimbursement related to his children’s education ($84,930).

(9)	Mr. Tarrant relocated from his home country of the United States in 2007 and is eligible to receive expatriate benefits. In 2008, WABCO provided Mr. Tarrant with the following expatriate benefits: (i) an auto lease for use of a car in Belgium ($26,442); (ii) a cost of living allowance ($47,236); (iii) assistance for his home sale in the US ($93,610); (iv) a financial planning reimbursement ($10,146); and (v) a housing differential payment associated with the increased housing costs incurred on his assignment ($82,560).

Grants of Plan-Based Awards

The following table sets forth information about awards granted to our named executive officers in 2008.

Names (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#) (f)		Exercise or Base Price of Option Awards ($/Sh)(6) (g)	Grant Date Fair Value of Stock and Option Awards ($)(7) (i)
		Threshold ($) (c)	Target ($) (d)		Maximum ($) (e)
Jacques Esculier	7/08/2008	$0	$720,000	(1)	$1,440,000	(1)
	7/08/2008	$0	$800,000	(2)	$1,600,000	(2)
	2/22/2008							69,960	(4)	$42.39	$775,000
	2/22/2008							139,920	(5)	$42.39	$1,550,000
	2/22/2008						18,283				$775,000

Ulrich Michel	7/08/2008	$0	$290,550	(1)	$581,100	(1)
	7/08/2008	$0	$217,912	(2)	$435,824	(2)
	2/22/2008							21,349	(4)	$42.39	$236,500
	2/22/2008							33,513	(5)	$42.39	$371,250
	2/22/2008						5,580				$236,500

Jean-Christophe Figueroa	7/08/2008	$0	$244,080	(1)	$488,160	(1)
	7/08/2008	$0	$180,060	(2)	$360,120	(2)
	2/22/2008							18,145	(4)	$42.39	$201,000
	2/22/2008							33,513	(5)	$42.39	$371,250
	2/22/2008						4,742				$201,000

Nikhil M. Varty	7/08/2008	$0	$182,000	(2)	$364,000	(2)
	7/08/2008	$0	$136,000	(2)	$272,000	(2)
	2/22/2008							15,662	(4)	$42.39	$173,500
	2/22/2008							33,513	(5)	$42.39	$371,250
	2/22/2008						4,093				$173,500

Kevin Tarrant	7/08/2008	$0	$163,000	(2)	$516,000	(2)
	7/08/2008	$0	$146,000	(2)	$292,000	(2
	2/22/2008							15,662	(4)	$42.39	$173,500
	2/22/2008							33,513	(5)	$42.39	$371,250
	2/22/2008						4,093				$173,500

(1)	These awards related to AIP awards granted to our named executive officers under our 2007 Omnibus Incentive Plan. As indicated in the “Compensation Discussion and Analysis,” our named executive officers received base salary and/or AIP target increases in July 2008 that were given immediate effect. See “Compensation Discussion & Analysis—Components of 2008 Executive Compensation.” Only the revised targets are shown in this table. The actual amounts that were paid in respect of these awards for 2008 are listed in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	These awards relate to a three-year performance period, beginning on January 1, 2008 and ending on December 31, 2010. Each award was granted under the long-term incentive program for officers and key employees of WABCO and becomes payable, if at all, subject to each named executive officer’s continued employment during such period (except in the case of death or disability) and the achievement of pre-established performance objectives. The objectives were established by the WABCO CNG Committee. Our named executive officers received base salary and/or LTIP target increases in July 2008 that were given immediate effect. See “Compensation Discussion & Analysis—Components of 2008 Executive Compensation.” Only the revised targets are shown in this table. Our CNG Committee will certify whether the performance goals are met at the end of the performance period. Under the terms of our long-term incentive program, each named executive officer could earn up to a maximum of 200% of his base salary, if the performance goals for the period are exceeded. The maximum level of award listed above is the maximum amount permitted to be paid in respect of such award under the terms of such award.

(3)	Grants of restricted stock units were made to the named executive officers under the 2007 Omnibus Incentive Plan. These grants will become vested, generally subject to the named executive officer’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the grant date. The restricted stock units will also become vested in connection with a change of control of WABCO.

(4)	Option grants were made pursuant to the terms of the 2007 Omnibus Incentive Plan. Each grant will become vested and exercisable, generally subject to the named executive officer’s continued employment with the company or a subsidiary, in three equal installments on the first three anniversaries of the date the option is granted. The option may also become exercisable (and could be settled for cash) in connection with the occurrence of a change of control.

(5)

These special option grants were made pursuant to the terms of the 2007 Omnibus Incentive Plan. Each grant will vest, subject to continued employment with the company or a subsidiary, over a four year period. However, 50% of the special options will vest on the thirds anniversary of the date of grant (February 22, 2011) and the remaining 50% will vest on the fourth anniversary of the date of grant. The special options may also become exercisable (and could be settled for cash) in connection with the occurrence of a change of control.

(6)	The stock option grants made under the 2007 Omnibus Incentive Plan have an exercise price equal to the fair market value of WABCO Holdings Inc. common stock on the date of grant. For purposes of that plan, fair market value is defined as the average of the high and low trading prices of a share of the company’s common stock on the date the option is granted. This is a common method to determine fair market value for the purposes of such awards, and is an accepted method of establishing such value for federal income tax purposes.

(7)	Represents the grant date fair value of each option and restricted stock unit, determined in accordance with FAS 123R.

Executive Agreements

Jacques Esculier. Mr. Esculier’s employment agreement provides for an annual base salary of $800,000, an annual incentive target of 90% of base salary ($720,000) and a long-term cash incentive target of 100% of base salary ($800,000). Mr. Esculier is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Esculier receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table above.

Ulrich Michel. Mr. Michel’s employment agreement provides for an annual base salary of $484,249 (€327,860), an annual incentive target of 60% of base salary ($290,550) and a long-term cash incentive target of 45% of base salary ($217,912). Under his employment agreement with our Belgian subsidiary, Mr. Michel is entitled to receive various allowances, including a housing allowance, a goods and services allowance which will be phased-out over a three-year period and a company car as further described in the Summary Compensation Table above.

Jean-Christophe Figueroa. Mr. Figueroa’s employment agreement provides for an annual base salary of $406,800 (€275,423), an annual incentive target of 60% of base salary (approximately $244,080) and a long-term cash incentive target of 45% of base salary ($183,060). Under his employment agreement, Mr. Figueroa is entitled to receive cost of living and housing differentials to cover the difference in the cost of living between France, his home country, and Belgium, where he is currently assigned.

Nikhil M. Varty. Mr. Varty receives an annual base salary of $303,000, an annual incentive target of 60% of base salary (approximately $181,800) and a long-term cash incentive target of 45% of base salary ($136,350). Mr. Varty is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Varty receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance, tuition reimbursement for his children and a company car, as further described in the Summary Compensation Table above.

Kevin Tarrant. Mr. Tarrant receives an annual base salary of $325,000, an annual incentive target of 50% of base salary (approximately $162,500) and a long-term cash incentive target of 45% of base salary ($146,250). Mr. Tarrant is on overseas assignment pursuant to an expatriate agreement with us. Under the expatriate agreement, Mr. Tarrant receives various allowances intended to make the foreign assignment financially neutral to him, including a housing allowance, a goods and services allowance, a tax allowance and a company car, as further described in the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding equity awards held by our named executive officers on December 31, 2008. Awards in the table are awards with respect to both Ingersoll Rand and WABCO common stock as identified below. Many of these awards (denoted by the footnotes below) relate to options to acquire Trane common stock that were adjusted in our spin-off from Trane and again at the time of Ingersoll Rand’s subsequent acquisition of Trane, and the adjusted numbers are reflected below.

Names (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#) (b)		Number of Securities Underlying Unexercised Options - Unexercisable (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock - Unvested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(11)
Jacques Esculier	0		139,920	(4)	$42.39	02/22/2018
	0		69,960	(5)	$42.39	02/22/2018
	16,982		33,965	(6)	$48.64	08/01/2017
	10,007		20,015	(6)	$48.64	08/01/2017
	28,092		56,185	(7)	$46.87	02/05/2017
	16,666		8,334	(8)	$32.38	02/01/2016
	23,333		0	(9)	$38.06	02/02/2015
	13,333		0		$29.52	12/04/2013
							18,283	(2)	$288,689
							9,595	(3)	$151,505
							5,654	(3)	$89,277

Ulrich Michel	0		33,513	(4)	$42.39	02/22/2018
	0		21,349	(5)	$42.39	02/22/2018
	3,336		6,672	(6)	$48.64	08/01/2017
	2,995		5,994	(7)	$46.87	02/05/2017
	1,777		889	(8)	$32.38	02/01/2016
	2,000		0	(9)	$38.06	02/02/2015
	1,200		0		$30.76	02/04/2014
	1,500		0		$20.11	03/03/2013
	7,680	(1)	0		$22.57	02/01/2016
	5,760	(1)	0		$27.35	02/02/2015
	3.456	(1)	0		$21.22	02/04/2014
	4,320	(1)	0		$12.28	03/03/2013
							5,580	(2)	$88,108
							1,885	(3)	$29,764

Jean-Christophe Figueroa	0		33,513	(4)	$42.39	2/22/2018
	0		18,145	(5)	$42.39	2/22/2018
	3,336		6,672	(6)	$48.64	08/01/2017
	4,494		8,990	(7)	$46.87	02/05/2007
	2,667		1,334	(8)	$32.38	02/01/2016
	1,666		0	(10)	$37.84	05/17/2015
							4,742	(2)	$74,876
							1,885	(3)	$29,764

Names (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#) (b)	Number of Securities Underlying Unexercised Options - Unexercisable (#) (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock - Unvested (#) (f)		Market Value of Shares or Units of Stock That Have Not Vested ($) (g)(11)

Nikhil M. Varty	0	33,513	(4)	$42.39	02/22/2018
	0	15,662	(5)	$42.39	02/22/2018
	2,535	5,071	(6)	$48.64	08/01/2017
	4,494	8,990	(7)	$46.87	02/05/2017
	2,666	1,334	(8)	$32.38	02/01/2016
	4,500	0	(9)	$38.06	02/02/2015
	2,166	0		$30.76	02/04/2014
						4,093	(2)	$64,628
						1,433	(3)	$22,627

Kevin Tarrant	0	33,513	(4)	$42.39	02/22/2018
	0	15,662	(5)	$42.39	02/22/2018
	3,336	6,672	(6)	$48.64	08/01/2017
						4,093	(2)	$64,628
						1,885	(3)	$29,764

(1)	Reflects grants of options to acquire Ingersoll Rand common stock.

(2)	Reflects grants of restricted stock units related to WABCO common stock. These units vest at the rate of 33.3% per year with vesting dates of 2/22/09, 2/22/10 and 2/22/11.

(3)	Reflects grants of restricted stock units related to WABCO common stock. These units vest at the rate of 33.3% per year, with vesting dates of 8/1/08, 8/1/09 and 8/1/10.

(4)	Stock options vest at the rate of 50% on 2/22/11 and 50% on 2/22/12.

(5)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/22/09, 2/22/10 and 2/22/11.

(6)	Stock options vest at the rate of 33.3% per year, with vesting dates of 8/1/08, 8/1/09 and 8/1/10.

(7)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/5/08, 2/5/09 and 2/5/10.

(8)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/1/07, 2/1/08 and 2/1/09.

(9)	Stock options vest at the rate of 33.3% per year, with vesting dates of 2/2/06, 2/2/07 and 2/2/08.

(10)	Stock options vest at the rate of 33.3% per year, with vesting dates of 5/17/06, 5/17/07, and 5/17/08.

(11)	The values in this column are based on the closing price of a share of our common stock on December 31, 2008, $15.79.

Option Exercises and Stock Vested

The following table sets forth information about WABCO restricted stock units that vested in 2008. None of the named executive officers exercised any options to purchase WABCO common stock in 2008.

	Stock awards
Names (a)	Number of shares acquired on vesting (#) (d)	Value realized on vesting ($) (e)
Jacques Esculier	7,624	$332,635
Ulrich Michel	942	$41,099
Jean-Christophe Figueroa	942	$41,099
Nikhil M. Varty	716	$31,239
Kevin Tarrant	942	$41,099

Pension Benefits

None of our named executive officers participated in a pension plan in 2008.

Nonqualified Deferred Compensation

The following table sets forth information about deferred compensation benefits accrued by our named executive officers in 2008:

Names (a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY ($)(2) (c)	Aggregate Earnings in Last FY ($)(2) (d)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE ($)(2) (f)
Jacques Esculier	—	$49,800	$1,236	—	$51,036
Ulrich Michel	$94,527	—	$—	—	$94,527
Jean-Christophe Figueroa	$114,455	—	$—	—	$114,455
Nikhil M. Varty	—	$6,025	$150	—	$6,175
Kevin Tarrant	—	$1,050	$26	—	$1,076

(1)	Messrs. Figueroa and Michel, employed in our Belgian subsidiary, have elected to participate in a nonqualified deferred compensation plan where they contribute half of their AIP award.

(2)	All employees whose eligible compensation exceeds limits imposed by Section 401(a)(17) of the Internal Revenue Code (“IRS Limits”) participate in the company’s Supplemental Savings Plan. Under the Supplemental Savings Plan, we credit 3% on eligible compensation between the IRS Limits and $250,000 plus a matching contribution of up to 6% on eligible compensation in excess of the IRS Limits. For Mr. Esculier, we credit a basic contribution of 3% on all eligible compensation in excess of the IRS Limits and an additional 6% matching contribution, based on Mr. Esculier’s contribution election to the tax-qualified 401(k) plan.

Other Retirement Plans

The company’s tax qualified 401(k) plan, in which Messrs. Esculier, Tarrant and Varty participate, includes a basic contribution equal to 3% of eligible compensation plus a matching contribution of up to 6% of eligible compensation.

Messrs. Michel and Figueroa participate in a Belgian tax-qualified defined contribution plan under which the company contributes 3% of base pay up to the Belgian social security covered pay limit plus 9% of base pay on pay above the Belgian social security covered pay limit, and 9% of half of the target annual incentive bonus.

Severance and Change of Control Arrangements

Under their employment arrangements, Messrs. Esculier, Michel and Tarrant are entitled to severance payments in the event their employment is involuntarily terminated by us without cause or they terminate their employment with us for good reason (as defined below). Mr. Esculier will be paid a lump sum amount equal to two times his annual base salary at the time of termination, plus two times his then current annual incentive target award. Messrs. Michel and Tarrant will be paid a lump sum amount equal to one and one half times his annual base salary at the time of termination, plus one and one half times his then current annual incentive target award. In addition, group life and group medical coverage will be continued for up to 18 months (24 months, in the case of Mr. Esculier) following termination and reimbursement of financial planning services of up to $5,000 will be provided if such expenses are submitted within one year of termination of employment. Payment of some or all of these amounts may be delayed for six months following a participant’s termination, or the period over which welfare benefits are provided may be shortened, to the extent required to avoid subjecting the participant to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the named executive officers may become entitled under applicable law. The terms “good reason” and “cause” as referenced herein have the same meaning as in the Change of Control Severance Plan described below. These severance payments and benefits will not be payable in the event Messrs. Esculier, Michel and Tarrant are entitled to benefits under the Change of Control Severance Plan in connection with their termination of employment. Under his current employment agreement, Mr. Figueroa is entitled to a severance payment equal to the greater of one year’s base pay or a payment determined under the formula prescribed by statute in Belgium (which is based on age, service and level of remuneration) in the event his employment is involuntarily terminated other than for Cause (as defined in his agreement).

Potential Post-Employment Payments

Severance Benefits

The table set forth below illustrates the amount of severance benefits and the value of continued welfare benefits that would have been payable to each of our named executive officers if his employment had been terminated by the company without cause or if such officer had terminated his employment for good reason under the agreements described above on December 31, 2008 and assuming that such terminations occurred prior to the occurrence of a change of control. The actual amounts payable in the event that any such named executive officer does incur a qualifying termination will likely be different from the amounts shown above, depending on such named executive officer’s then current compensation at the date of termination.

Names (a)	Cash Severance Benefit (b)(1)	Value of Continued Welfare Benefits and Financial Planning Reimbursement (c)(2)	Total Value of Termination Benefits Payable (d)
Jacques Esculier	$3,040,000	$57,772	$3,097,772
Ulrich Michel	$1,162,200	$28,798	$1,190,998
Jean-Christophe Figueroa(3)	$406,800	$—	$406,800
Nikhil M. Varty	$—	$—	$—
Kevin Tarrant	$731,250	$34,552	$765,802

(1)	Column (b) reflects, for Mr. Esculier, two times annual base salary as of December 31, 2008, plus two times the annual incentive plan target as of December 31, 2008, and for Messrs. Michel and Tarrant, 1.5 times annual base salary as of December 31, 2008, plus 1.5 times the annual incentive plan target as of December 31, 2008 and for Mr. Figueroa column (b) reflects one year of his annual base salary.

(2)	Column (c) reflects, for Mr. Esculier, the estimated value of company provided group life and group medical coverage for two years and reimbursement of financial planning services of up to $5,000 for one year, and for Messrs. Michel and Tarrant, the estimated value of company provided group life and group medical coverage for 18 months and reimbursement of financial planning services of up to $5,000 for one year.

(3)	Mr. Figueroa’s employment agreement provides that he will be entitled to receive the greater of one year’s base salary or the amount determined under a formula generally utilized in Belgium known as the “Claeys Formula,” which is based on age, seniority, and level of remuneration at the time of termination. Any amount payable under such formula will, if contested, ultimately be determined by a Belgian court and may exceed the amount payable under his employment agreement, although the Claeys Formula is designed to take into account all statutory severance obligations. We have assumed an amount equal to one year’s base salary in the table.

A group of approximately 20 key executives of the company, including all the named executive officers, participate in the WABCO Change of Control Severance Plan. Under the Change of Control Severance Plan, participants are entitled to severance benefits and company-paid outplacement services in the event their employment is involuntarily terminated by us (or any successor to us) without cause or they terminate their employment for good reason, in each case, within 24 months after the occurrence of a change of control of the company. Under these circumstances, Messrs. Esculier, Michel and Tarrant would be paid a lump sum amount equal to three times their annual base salary at the time of termination, plus three times their then current annual incentive target award. Other executive participants, including Messrs. Varty and Figueroa would be paid a lump sum amount equal to two times their respective annual base salary at the time of termination or departure, plus two times then current annual incentive target award. In addition, group life and group medical coverage will be continued for up to 36 months for Messrs. Esculier, Michel and Tarrant, and 24 months for other executive participants, including Messrs. Varty and Figueroa. Messrs. Esculier, Michel and Tarrant are also eligible to receive reimbursement of financial planning services of up to $5,000 if such expenses are submitted within one year of the executive’s termination of employment. Payment of some or all of these amounts may be delayed for six months following the termination of an officer’s employment, or the period over which welfare benefits are provided to the executives may be shortened, to the extent required to avoid subjecting the executive to additional taxes or accelerated income recognition under Section 409A of the Internal Revenue Code. These contractual severance benefits will be offset by any statutory entitlements to which any of the executives, including the named executive officers, may become entitled under applicable law.

In addition, pursuant to the amendment, each participant in the company’s Change of Control Severance Plan, including the named executive officers, shall be entitled to receive a gross-up payment from the company for any excise tax imposed under Section 4999 of the Internal Revenue Code, and any taxes, interest and penalties imposed with respect to the payment of such excise tax.

For purposes of the entitlement to severance benefits under the Change of Control Severance Plan, “cause” means a participant’s (1) willful and continued failure substantially to perform his duties with the company or any subsidiary after a demand for substantial performance is made identifying the manner in which it is believed that such participant has not substantially performed his or her duties and such participant is provided a period of thirty (30) days to cure such failure, (2) conviction of, or plea of nolo contendere to, a felony, or (3) the willful engaging by such participant in gross misconduct materially and demonstrably injurious to the company or any subsidiary or to the trustworthiness or effectiveness of the participant in the performance of his duties. Under the Change of Control Severance Plan, “good reason” is defined to mean the occurrence of any of the following events, without the written consent of the participant, so long as the participant actually terminates employment within 90 days of the occurrence of such event:

1.	an adverse change in the participant’s position or status as an executive or a material diminution in the participant’s duties, authority, responsibilities or status;

2.	relocation of the participant’s principal place of employment to a location more than 30 miles away from the participant’s prior principal place of employment;

3.	a reduction in the participant’s base salary;

4.	the taking of any action by the company or a subsidiary (including the elimination of a plan without providing substitutes therefor or the reduction of such participant’s award thereunder) that would substantially diminish the aggregate projected value of such participant’s award opportunities under the incentive plans in which he or she was participating at the time of the taking of such action; or

5.	the taking of any action that would substantially diminish the aggregate value of the benefits provided to the participant under the medical, health, accident, disability, life insurance, thrift and retirement plans in which he or she was participating at the time of the taking of such action (unless resulting from a general change in benefits applicable to all similarly situated employees of the company and its affiliates).

However, a participant may not terminate his or her employment for good reason on account of any of the events or actions described in items 3, 4 and 5 above, if such event or action is part of a cost savings program and any adverse consequences for the executive of such events or action applies proportionately to all similarly situated executives.

Under the 2007 Omnibus Incentive Plan, in the event of a change of control of the company (as defined in the manner described below), any outstanding stock options or stock appreciation rights will become immediately exercisable and may be cashed out at the discretion of the CNG Committee, and the restricted period shall lapse as to any outstanding restricted stock or restricted units. Subject in the case of certain stock options to limitations required to comply with conditions imposed under federal income tax laws, any cash out will occur using a change of control settlement value that is based on the highest price of the stock prevailing during the 60-day trading period immediately preceding the occurrence of the event that gives rise to a change of control. Notwithstanding the foregoing, no acceleration of exercisability, vesting or cash settlement will occur if the CNG Committee determines, prior to the change of control, that any stock option, stock appreciation right, restricted share or restricted unit will be replaced or otherwise honored by the new employer. Upon a change of control, all performance periods for annual incentive and long-term incentive awards shall end, and awards shall become payable at target levels, prorated for the portion of the performance period completed prior to the change of control. Under the 2007 Omnibus Incentive Plan, any participant whose employment is terminated other than for cause on or after the date of the company’s shareholders approve a change of control, but before the change of control occurs, will receive the same benefits as though he or she remained employed until the change of control.

Change of Control Benefits

The table set forth below illustrates the amount that would be payable for each of the named executive officers under the Change of Control Severance Plan and the 2007 Omnibus Incentive Plan in the event that a change of control occurred on December 31, 2008 and a qualifying termination occurred on or within twenty-four months after a change of control. The amounts listed in the table below are only estimates of the amounts that would have been payable in the event that a change of control had occurred on December 31, 2008, based on the assumptions described in this section. The actual amounts payable in the event that a change of control does occur will be more or less than the amounts shown below, depending on the actual terms and conditions of any such event and the facts and circumstances actually prevailing at the time of such event. Thus, the actual amount payable in the event of a change of control could be significantly greater or less than the estimated amounts shown in the above table.

Names (a)	Total Value of Termination Benefits Payable (b)(1)	Total Value of Equity Acceleration (c)(2)	Other Incremental Benefits Payable (d)(3)	Tax Gross-ups (e)(4)	Total Value of Benefits Payable Due to a Change of Control (f)
Jacques Esculier	$4,644,158	$529,471	$1,932,963	$3,860,136	$10,966,728
Ulrich Michel	$2,376,990	$139,774	$629,086	$—	$3,145,850
Jean-Christophe Figueroa	$1,327,976	$104,640	$544,791	$—	$1,977,407
Nikhil M. Varty	$1,007,456	$87,255	$337,489	$—	$1,432,200
Kevin Tarrant	$1,526,603	$94,392	$333,125	$813,629	$2,767,749

(1)	For the purposes of this table, base salary as of December 31, 2008 was used for all the named executive officers.

For Messrs. Esculier, Michel and Tarrant, this amount reflects three times annual base salary as of December 31, 2008, plus three times the annual incentive plan target as of December 31, 2008, and the estimated value of company provided group life and group medical coverage for 3 years and reimbursement of financial planning services up to $5,000 for one year.

For Messrs. Varty and Figueroa, this amount reflects two times annual base salary as of December 31, 2008, plus two times the annual incentive plan target as of December 31, 2008 and the estimated value of company provided group life and group medical coverage for 24 months.

All are eligible for company-paid outplacement services. The value of such benefits are not included in these estimates.

(2)	Column (c) of the above table represents an estimate of the incremental value related to a change of control cash-out of any unvested options to purchase WABCO common stock and the acceleration and cash-out value of any WABCO restricted equity unit award outstanding on December 31, 2008 under the 2007 Omnibus Incentive Plan. The number of unvested stock options and the number of outstanding restricted equity awards are represented in the “Number of Securities Underlying Unexercised Options—(#) Unexercisable” and “Number of Shares or Units of Stock – Unvested (#)” columns, respectively, of the Outstanding Equity Awards at Fiscal Year-End table. To the extent relevant, amounts in the above table were calculated assuming that the price paid for the company’s common stock in connection with the assumed change of control was $15.79, which was the closing price of a share of company stock on December 31, 2008. The amount in the above table with respect to the “Total Value of Equity Acceleration” includes, in the case of options, the amount that would be payable in respect of such options were each to be cashed out in accordance with the terms of the 2007 Omnibus Incentive Plan determined by using the change of control value described above minus the applicable exercise price of the option. It also includes the market value on December 31, 2008 of unvested restricted units of stock that would have been accelerated.

(3)	Column (d) represents an estimate of the pro-rata target awards under all in progress performance cycles for AIP and LTIP awards as of December 31, 2008.

For Mr. Esculier, these amounts represent $720,000, $522,222, $437,037, and $253,704 for the 2008 AIP, 2006-2008, 2007-2009 and 2008-2010 long-term incentive plan performance cycles, respectively.

For Mr. Figueroa, these amounts represent $244,080, $118,669, $121,022, and $61,020 for the 2008 AIP, 2006-2008, 2007-2009 and 2008-2010 long-term incentive plan performance cycles, respectively.

For Mr. Michel, these amounts represent $290,550, $141,137, $126,166, and $71,233 for the 2008 AIP, 2006-2008, 2007-2009 and 2008-2010 long-term incentive plan performance cycles, respectively.

For Mr. Varty, these amounts represent $136,350, $74,078, $82,195 and $44,866 for the 2008 AIP, 2006-2008, 2007-2009 and 2008-2010 long-term incentive plan performance cycles, respectively.

For Mr. Tarrant, these amounts represent $146,250, $65,000, $73,125 and $48,750 for the 2008 AIP, 2006-2008, 2007-2009 and 2008-2010 long-term incentive plan performance cycles, respectively.

(4)	Each of the named executive officers are entitled to a gross-up payment to fully restore the cost of any excise tax due under IRC section 4999 following a change of control. For purposes of this disclosure table, we have estimated the excise tax and gross-up payment assuming that a change of control occurred on December 31, 2008 and each officer was terminated without cause (or terminated with good reason) in connection with that transaction on that date. Were an actual change of control to occur, a more precise analysis would be done, and gross-up payment amounts could vary significantly. In addition, the timing and stock price associated with an actual change of control event can also significantly affect the amount of any gross-up payment. Based on the described calculations, we concluded that only Messrs. Esculier and Tarrant would be subject to the excise tax and therefore eligible for a gross-up payment.

For purposes of the Change of Control Severance Plan and the 2007 Omnibus Incentive Plan, a “change of control” is defined to include the occurrence of any of the following events: (i) a person (other than WABCO, any of its subsidiaries or any employee benefit plan maintained by WABCO or any of its subsidiaries) is or becomes the beneficial owner, directly or indirectly, of securities of the company representing 20% or more of the combined voting power of WABCO’s then-outstanding securities (or 25% to the extent that, prior to meeting the 20% threshold, the non-management members of our Board unanimously adopt a resolution consenting to such acquisition by such beneficial owners); (ii) during any consecutive 24-month period, individuals who at the beginning of such period constitute our Board, together with those individuals who first become directors during such period (other than by reason of an agreement with WABCO or our Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to our Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; (iii) the consummation of any merger, consolidation, recapitalization or reorganization involving WABCO, other than any such transaction immediately following which the persons who were the beneficial owners of the outstanding voting securities of WABCO immediately prior to such transaction are the beneficial owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of WABCO, such surviving entity, any subsidiary or any subsidiary of such surviving entity; (iv) the sale of substantially all of the assets of WABCO to any person other than any subsidiary or any entity in which the beneficial owners of the outstanding voting securities of WABCO immediately prior to such sale are the beneficial owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of WABCO’s voting securities immediately prior to such transaction; or (v) the shareholders of WABCO approve a plan of complete liquidation or dissolution of WABCO.

PROPOSAL 3—APPROVAL OF 2009 OMNIBUS INCENTIVE PLAN

The shareholders are being asked to approve the WABCO Holdings, Inc. 2009 Omnibus Incentive Plan (the “2009 Plan”). The Board of Directors has adopted the 2009 Plan, subject to approval by the shareholders at the Annual Meeting of Shareholders or any adjournment thereof.

The reason for requesting shareholder approval of the 2009 Plan is because the existing omnibus incentive plan, the WABCO Holdings, Inc. 2007 Omnibus Incentive Plan (the “2007 Plan”) does not have sufficient remaining shares in order to make equity grants to executive officers and employees in future years. In addition, the company wants to ensure tax deductibility under Section 162(m) of the Internal Revenue Code and make certain other improvements further described below.

If the shareholders approve the 2009 Plan, it will replace the 2007 Plan as of the Annual Meeting of Shareholders for future incentive awards. However, the 2007 Plan will continue to govern awards previously granted under it. No awards will be granted under the 2009 Plan if it is not approved by shareholders.

The Board believes that approving the 2009 Plan is essential to the company’s operations. See the discussion of long-term incentives under the “Compensation Discussion and Analysis” section contained in this proxy statement on page 19 for more information regarding the company’s executive compensation strategy.

Capitalized terms not defined below are defined in the 2009 Plan set forth in Exhibit B.

Significant Changes made in the 2009 Plan

Significant changes made in the 2009 Plan as compared to the 2007 Plan include the following:

•

Increased Share Reserve: An additional five million shares will be available for issuance as Incentive Awards under the 2009 Plan. Share based awards under the 2007 Plan that are cancelled, forfeited or terminated under the 2007 Plan after the Annual Meeting of Shareholders will increase the share reserve under the 2009 Plan. Additionally, 100,000 unissued shares will be carried over from the 2007 Plan to the 2009 Plan bringing the 2009 Plan’s total share reserve to 5.1 million shares.

•

Performance Goals. The list of criteria that may be used for performance goals under Incentive Awards that are intended to comply with Section 162(m) has been expanded. The CNG Committee may grant Incentive Awards that are not intended to comply with Section 162(m).

•

No Limit for Subplan Incentive Awards. The limit for Incentive Awards that may be made outside the U.S. under a subplan has been eliminated—it is intended that most awards will be made outside of the U.S. using subplans.

•	Compensation Recovery Policy. Incentive Awards will be subject to recovery or “clawback” on such terms as may be established from time to time by the company.

•

Substitute Incentive Awards. Allows the CNG Committee to issue substitute equity awards under the 2009 Plan without reducing the available share reserve when the company or a Subsidiary acquires an entity.

•	Fair Market Value. The fair market value to be used in establishing the option exercise price shall not be less than the closing price on the trading date immediately before the grant date.

Like the 2007 Plan, the 2009 Plan prohibits repricing without shareholder approval and does not provide for automatic vesting of equity if the buyer assumes equity based incentive awards.

This comparative summary is qualified in its entirety by reference to the 2009 Plan itself set forth in Exhibit B.

Description of the 2009 Plan

The following is a summary of the principal features of the 2009 Plan and its operation. This summary is qualified in its entirety by reference to the 2009 Plan itself set forth in Exhibit B.

General. The 2009 Plan provides for the following types of awards: stock options, stock appreciation rights, restricted stock, and restricted stock units. Each of these is referred to individually below as an “Incentive Award” in this Proposal. Those who will be eligible for Incentive Awards under the 2009 Plan include employees, directors and consultants of the company and its affiliates. As of April 8, 2009 approximately 200 employees, consultants and directors would be eligible to participate in the 2009 Plan. The 2009 Plan will remain in effect until April 8, 2019.

Number of Shares Available under the 2009 Plan. The Board of Directors has reserved 5.1 million shares of WABCO’s common stock for issuance under the 2009 Plan including 100,000 unissued shares carried-over from the 2007 Plan. The shares to be used for Incentive Awards may be authorized, but unissued, or reacquired common stock.

If an Incentive Award under either the 2007 Plan or the 2009 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to full-value Incentive Awards, is forfeited to or repurchased by the company, the unpurchased shares (or for full-value Incentive Awards, the forfeited or repurchased shares) will become available for future grant or sale under the 2009 Plan (unless it has terminated). With respect to stock appreciation rights, all shares subject to a stock appreciation right will cease to be available under the 2009 Plan, other than shares forfeited due to failure to vest that will become available for future grant or sale under the 2009 Plan (unless it has terminated).

If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, split-up, spin-off, combination or reclassification of the common stock, repurchase, exchange of shares or other securities of the company or any similar transaction affecting the number of shares of common stock, the CNG Committee will proportionately adjust the number of shares covered by each outstanding Incentive Award, the number of shares available for issuance under the 2009 Plan and the price per share covered by each outstanding Incentive Award.

Incentive Awards may be granted under the 2009 Plan in substitution for stock and stock based awards held by employees, directors, consultants or advisors of an acquired company in a merger or other form of corporate acquisition, and the shares subject to any such Incentive Award will not reduce the number of shares available for issuance under the 2009 Plan.

Administration. The CNG Committee will administer the 2009 Plan. Each member of the CNG Committee as of the date of this proxy statement qualifies as a “non-management director” under Rule 16b-3 of the Securities and Exchange Act of 1934. Subject to the terms of the 2009 Plan, the CNG Committee has discretion to select the employees and consultants who will receive Incentive Awards, determine the terms and conditions of Incentive Awards (including the type and amount of Incentive Award), to interpret the provision of the 2009 Plan and outstanding Incentive Awards and to take other appropriate actions as provided under the 2009 Plan, including the acceleration of vesting under Incentive Awards and extending the exercise period of stock options after employment termination. Grants to directors are made by the Board of Directors. The CNG Committee may not amend any Incentive Award to reduce the exercise price of that Incentive Award or cancel any outstanding Incentive Award in exchange for other Incentive Awards with an exercise price lower than the original Incentive Award, unless such action is approved by shareholders.

Stock Options. The CNG Committee is able to grant non-qualified stock options (“NQSO”) and incentive stock options (“ISO”) under the 2009 Plan. The CNG Committee determines the number of shares subject to each stock option. The CNG Committee determines the exercise price of stock options granted under the 2009 Plan, provided that the exercise price must be at least equal to the fair market value of WABCO’s common stock on the date of grant. The term of a stock option may not exceed ten years. After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Incentive Award agreement. The 2009 Plan permits stock options to be exercised using a “net settlement” feature (i.e., the issuance of shares equal to the option spread without payment of the exercise price).

Restricted Stock. Incentive Awards of restricted stock are rights to acquire or purchase shares of WABCO’s common stock, which vest in accordance with the terms and conditions established by the CNG Committee in its sole discretion. The Incentive Award agreement will generally grant us a right to repurchase or reacquire the unvested shares upon the termination of the participant’s service with the company. The CNG Committee will determine the number of shares granted pursuant to an Incentive Award of restricted stock.

Restricted Stock Units. Incentive Awards of restricted stock units result in a payment to a participant only if the vesting criteria the CNG Committee establishes are satisfied. Such criteria may be based on continued employment or achieving performance objectives. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Incentive Award agreement. The CNG Committee, in its sole discretion, may pay earned restricted stock units in shares. On the date set forth in the Incentive Award agreement, all unearned restricted stock units will be forfeited to us. The CNG Committee determines the number of restricted stock units granted to any participant.

Stock Appreciation Rights. The CNG Committee will be able to grant stock appreciation rights, which are the rights to receive the appreciation in the fair market value of common stock occurring between the exercise date and the date of grant. We can pay the appreciation in cash, common stock of equivalent value, or a combination thereof. Stock appreciation rights will become exercisable at the times and on the terms established by the CNG Committee, subject to the terms of the 2009 Plan. The CNG Committee, subject to the terms of the 2009 Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the 2009 Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. After termination of service with us, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Incentive Award agreement (except as otherwise expressly provided for).

Performance Objectives. The granting and/or vesting of full-value Incentive Awards and other incentives under the 2009 Plan may be made subject to the attainment of one of more of the following general financial and/or operational objectives:

General Financial Objectives

Sales, gross revenues, gross margins, earnings per share, internal rate of return, return on equity, return on capital, income or earnings (including without limitation gross earnings, earnings before certain deductions, such as interest, taxes, depreciation, amortization, earnings per share, diluted earnings per share), cash flow, free cash flow, market share, stock price, costs, management of accounts and non-performing debt.

Operational Objectives

Product introduction into new markets, new customers, business unit productivity, completion of specified projects within budget, acquiring other business or integrating acquired business, and expanding into other markets.

Each of the Performance Objectives may relate to performance or achievements with respect to the company, an affiliate of the company, or a related business unit. The target levels for a Performance Objective may differ from participant to participant and from Incentive Award to Incentive Award. Any criteria used may be measured in absolute terms, measured in terms of growth, compared to another company or companies, measured against the market and/or applicable market indices, measured against the performance of the company as a whole or a segment of the company, and may include or exclude extraordinary charges, losses from discontinued operations restatements, and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), share offerings, share repurchases and strategic loan loss provisions, even if such adjustments are not consistent with U.S. generally accepted accounting principles.

Individual Limits on Incentive Awards. No participant shall be granted stock options, stock appreciation rights, or both with respect to more than 750,000 shares during any calendar year. No individual shall be granted restricted stock or restricted stock units, with respect to 200,000 shares or units as the case may be during any calendar year. No participant shall be granted an Annual Incentive Award of more than $3,500,000 during any calendar year. No participant shall be granted a Long-Term Incentive Award of more than $3,500,000 during any calendar year.

Transferability of Incentive Awards. Incentive Awards granted under the 2009 Plan are generally not transferable except as would be permitted under an S-8 registration statement (i.e., members of a participant’s immediate family or to a trust, partnership, or corporation in which the parties in interest are limited to the participant and members of the participant’s immediate family).

Merger or Change of Control. In the event of a merger or change of control of the company, each outstanding stock option and stock appreciation right will be assumed by, or substituted with an equivalent option, of the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to take such action, the participant will fully vest in and have the right to exercise all of his or her outstanding stock options or stock appreciation rights. Restricted stock, restricted stock units and other full-value Incentive Award subject to performance based vesting shall be accelerated on a pro rata basis by reason of a change of control based upon the extent to which the performance objectives for any such Incentive Award has been achieved, as determined in the CNG Committee’s sole discretion, and how long a participant was employed during the performance period prior to the change of control.

Amendment and Termination of the 2009 Plan. The Board of Directors will have the authority to amend, alter, suspend or terminate the 2009 Plan, except that shareholder approval will be required for any amendment to the 2009 Plan to the extent required by any Applicable Laws. No amendment, alteration, suspension or termination of the 2009 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the CNG Committee in a writing signed by the participant and the company. The 2009 Plan will terminate on April 8, 2019, unless the Board of Directors terminates it earlier.

Other Benefits. The company reserves the right to pay other forms of incentive compensation, including but not limited to Annual Incentive Awards and Long-Term Incentive Awards.

Equity Compensation Plan Information

The benefits or amounts that will be received by or allocated to each of the participants under the 2009 Plan are not determinable. The company granted 9,811,329 out of the 10,000,000 shares available of the awards allocable under the 2007 Omnibus Incentive Plan from July 2007—February 2009.

Federal Income Tax Consequences

The material federal income tax consequences of the issuance and exercise of stock options and other Incentive Awards under the 2009 Plan, based on the current provisions of the United States Internal Revenue Code and regulations, are as follows (except as otherwise noted below).

Stock Options. The grant of a stock option will have no tax consequences to the recipient or to the company or its affiliates. In general, upon the exercise of an ISO, the employee will not recognize income and the employer will not be entitled to a tax deduction. However, the excess of the acquired shares’ fair market value on the exercise date of an ISO over the exercise price is included in the employee’s income for purposes of the alternative minimum tax.

Upon the exercise of an NQSO, the employee (or consultant or director, as applicable) will generally recognize ordinary income equal to the excess of the acquired shares’ fair market value on the exercise date over the exercise price, and the company (or the affiliate receiving the services of the individual who was granted the NQSO) will generally be entitled to a tax deduction in the same amount. If the acquired shares are restricted stock (i.e., they are not transferable and are subject to a substantial risk of forfeiture), the tax consequences for restricted stock (described below) will apply.

If an employee (or consultant or director) transfers NQSOs to members of his or her immediate family or to a trust, partnership, or corporation (as described above), the transfer will not be a taxable event. Upon the exercise of the NQSOs (by the family member, trust, partnership, or corporation), the employee (or consultant or director) will recognize ordinary income.

Stock Appreciation Rights. The grant of a stock appreciation right will have no tax consequences to the recipient or to the company or its affiliates. Upon the exercise of a stock appreciation right, the employee (or consultant or director, as applicable) will recognize ordinary income equal to the received shares’ fair market value on the exercise date, and the company (or the affiliate receiving the services of the individual who was granted the stock appreciation right) will generally be entitled to a tax deduction in the same amount.

Restricted Stock, Restricted Stock Units, and Other Equity Incentive Awards. In general, the grant of restricted stock, a restricted stock unit, or other full value Incentive Awards will have no tax consequences to the recipient or to the company or its affiliates. When the Incentive Award is settled (or, in the case of restricted stock, when the restrictions are lifted), the employee (or consultant or director, as applicable) will recognize ordinary income equal to the excess of (1) the applicable shares’ fair market value on the date the restrictions are lifted over (2) the amount, if any, paid for the shares by the employee (or consultant or director); the company (or the affiliate receiving services from such individual) will generally be entitled to a tax deduction in the same amount subject to the Section 162(m) deduction limitation discussed below. If the Incentive Award is settled in cash or other property, the employee (or consultant or director) will recognize ordinary income equal to the net amount received, and the company (or the affiliate that granted the Incentive Award) will generally be entitled to a tax deduction in the same amount. The grantee of a restricted stock Incentive Award may elect to be taxed on the date of grant by filing a “Section 83(b) election” rather than on the date when the restrictions are lifted.

Sale of Shares. When an employee (or director or consultant) sells shares received under any Incentive Award other than an ISO, the employee (or director or consultant) will recognize capital gain or loss equal to the difference between the sale proceeds and the employee’s (or director’s or consultant’s) basis in the shares. In general, the basis in the shares is the amount of ordinary income recognized upon receipt of the shares (or upon the lifting of restrictions, in the case of restricted stock) plus any amount paid for the shares.

When an employee disposes of ISO shares, the difference between the amount realized by the employee and the exercise price will generally constitute a capital gain or loss, as the case may be. However, if the employee does not hold the ISO shares for more than one year after exercising the ISO and for more than two years after the grant of the ISO, then: (1) the excess of the ISO shares’ fair market value on the exercise date over the exercise price will generally be treated as ordinary income for the employee; (2) the difference between the sale proceeds and the ISO shares’ fair market value on the exercise date will be treated as a capital gain or loss for the employee; and (3) the employer will generally be entitled to a tax deduction equal to the amount of ordinary income recognized by the employee.

Deduction Limits. A subsidiary of the company has employed the named executive officers and deducted compensation paid to them under applicable local law since the Spin-off from Trane. As such, Section 162(m) does not currently limit the deductibility of their compensation. Nevertheless, the CNG Committee has elected to generally follow the requirements of Section 162(m) with respect to performance-based compensation, including but not limited to, setting limits on the number of Incentive Awards that any individual may receive and for Incentive Awards other than certain stock options (such as restricted stock and restricted stock units), establishing performance criteria that must be met before the Incentive Award actually will vest or be paid. The

2009 Plan has been designed to permit the CNG Committee to grant Incentive Awards that qualify as performance based for purposes of satisfying the conditions of Section 162(m). However, there is no requirement for the CNG Committee to grant Incentive Awards in a manner that will qualify as performance-based compensation and there is no guarantee that amounts intended to qualify as performance-based compensation will be exempt from the $1,000,000 deduction limitation under Section 162(m) if it becomes applicable to compensation deductions in the future.

Incentive Awards Not Intended to be Nonqualified Deferred Compensation. Incentive Awards under the 2009 Plan are not intended to be non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE STOCK PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND IT DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, the approval of the 2009 Omnibus Incentive Plan.

EQUITY COMPENSATION PLANS

The following table sets forth certain information regarding WABCO’s equity compensation plans as of December 31, 2008:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and RSUs		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	4,517,736	(1)	$32.53	3,689,502	(2)
Equity compensation plans not approved by security holders	—			96,694	(3)

Total	4,517,736			3,786,196

(1)	Includes options to purchase 4,355,937 shares of company stock and 161,799 RSUs granted under the 2007 Omnibus Incentive Plan. The options have a weighted average remaining term of 6.1 years.

(2)	As of December 31, 2008, there remained 3,689,502 shares available for issuance under the 2007 Omnibus Incentive Plan.

(3)	Represents shares remaining available for issuance under the Deferred Compensation Plan. For information regarding the material terms of the Deferred Compensation Plan, please see the section entitled, “Director Compensation—Deferred Compensation Plan.”

COMMON STOCK OWNERSHIP OF OFFICERS, DIRECTORS

AND SIGNIFICANT SHAREHOLDERS

Ownership of Common Stock by Directors and Executive Officers

The following table sets forth, as of April 7, 2009, beneficial ownership of WABCO common shares by each executive officer named in the Summary Compensation Table in this proxy statement, each director or director nominee, and by all directors and executive officers as a group. Unless otherwise indicated, each beneficial owner had sole voting and investment power with respect to the common stock held.

Name of Beneficial Owner	Shares Beneficially Owned		Options Exercisable Within 60 Days		Total	Percentage of Class
James F. Hardymon	9,085	(1)(2)	27,612		36,697	*
Jacques Esculier	14,638	(2)	168,160		182,798	*
G. Peter D’Aloia	17,858	(1)	284,842	(3)	302,700	*
John F. Fiedler	2,199	(1)	0		2,199	*
Jean-Christophe Figueroa	4,523	(2)	24,040		28,563	*
Juergen W. Gromer	2,132	(1)	0		2,132	*
Kenneth J. Martin	2,132	(1)	0		2,132	*
Ulrich Michel	2,802	(2)	23,808		26,610	*
Donald J. Stebbins	2,199	(1)	3,588	(3)	5,787	*
Michael T. Smith	4,132	(1)	0		4,132	*
Nikhil M. Varty	2,498	(2)	27,410		29,908	*
Kevin Tarrant	4,423	(2)	8,857		13,280	*
All current directors and executive officers of the company as a group (14) persons	81,763		584,043		665,806	1.0

*	Less than one percent

(1)	The number of shares shown for directors in the table above includes shares allocated to their accounts in the outside directors trust established by the company for the non-management directors. Under the outside directors trust, a trust account holds shares of common stock for each participating non-management director. The shares are voted by the trustee of the trust on behalf of each participating director in accordance with the director’s instructions. The trust shares do not vest to direct ownership while the director is in office. Shares held under this plan are as follows: Mr. Hardymon, 3,168; Mr. D’Aloia, 2,136; Mr. Fiedler, 2,199; Mr. Gromer, 2,132; Mr. Martin, 2,132, Mr. Smith, 2,132 and Mr. Stebbins, 2,199.

(2)	Shares include vested restricted stock units as follows: Mr. Hardymon, 343 shares, Mr. Esculier, 13,718 shares, Mr. Figueroa, 2,523 shares, Mr. Michel, 2,802 shares, Mr. Varty, 1,394 shares and Mr. Tarrant, 1,423 shares.

(3)	Shares include deferred stock shares allocated under the company’s Deferred Compensation Plan as follows: Mr. D’Aloia, 1,508 shares and Mr. Stebbins, 3,588 shares.

Ownership of Common Stock by Certain Significant Shareholders

As of April 7, 2009, unless otherwise indicated below, the following are beneficial owners of more than five percent of our outstanding common stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street Baltimore, MD 21202	7,606,966	11.89%
Cramer Rosenthal McGlynn, LLC(3) 520 Madison Avenue New York, NY 10022	4,435,770	6.93%
Barclays Global Investors, NA(4) 400 Howard Street San Francisco, CA 94105	4,103,894	6.41%

(1)	As of April 7, 2009, we had 63,999,508 shares of our common stock outstanding.

(2)	In an amended Schedule 13G filed on February 11, 2009, T. Rowe Price Associates, Inc. reported that, as of December 31, 2008, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to the 7,606,966 shares of our common stock reported in the table above, but sole voting power with respect to only 1,368,966 of such shares, by virtue of the fact that it is the parent holding company of a group of investment companies, including T. Rowe Price MID-CAP Growth Fund, Inc. In the same amended Schedule 13-G, T. Rowe Price MID-CAP Growth Fund, Inc., 100 E. Pratt Street, Baltimore, MD 21202, separately reported that it held, as of December 31, 2008, sole dispositive power over 0 of the shares reported in the table above, and sole voting power with respect to 3,500,000 of the shares reported in the table above, by virtue of its role as the investment manager for various institutional accounts held in such investment companies.

(3)	In a Schedule 13G filed on February 13, 2009, Cramer Rosenthal McGlynn, LLC reported that, as of December 31, 2008, it was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold sole dispositive power with respect to 4,220,440 shares and shared dispositive power with respect to 215,330 shares of our common stock reported in the table above. In addition, Cramer Rosenthal McGlynn, LLC reported that it had sole voting power with respect to 4,049,260 shares and shared voting power with respect to 39,389 shares of our common stock.

(4)	In a Schedule 13G filed on February 15, 2009, Barclays Global Investors, NA reported that, as of December 31, 2008, it was deemed to hold sole dispositive power with respect to 3,268,700 shares of our common stock reported in the table above, but sole voting power with respect to only 2,616,361 shares. In the same Schedule 13G, Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London, EC3N 4HH, reported that it had sole voting power and sole dispositive power with respect to 136,161 and 158,256 shares of our common stock, respectively. In addition, Barclays Global Fund Advisors (400 Howard Street, San Francisco, CA 94105) Barclays Global Investors Japan Limited (Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-8402), Barclays Global Investors Canada Limited (Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Canada, Ontario M5J 2S1), Barclays Global Investors Australia Limited (Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220) and Barclays Global Investors (Deutschland) AG (Apianstrasse 6, Unterfohring, Germany D-85774) each reported that they had sole voting power and sole dispositive power with respect to 538,657, 87,428, 44,337, 6,516 and 0 shares of our common stock, respectively. Collectively, they have sole dispositive power with respect to 4,103,894 shares of our common stock, but sole voting power with respect to only 3,429,460 shares of such shares.

OTHER MATTERS

Shareholder Proposals for the 2010 Annual Meeting of Shareholders

Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for consideration in our proxy statement and proxy card at our 2010 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855 no later than December 18, 2009. The proposal should be sent to the attention of the Secretary of the company.

Proposals to be Offered at an Annual Meeting. Under our amended and restated by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be submitted in writing by certified mail to the Secretary of the company at our executive offices located at One Centennial Avenue, Piscataway, New Jersey 08855. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2010 Annual Meeting no later than 90 days in advance of the anniversary of the 2009 Annual Meeting and no earlier than 120 days in advance of such date. In addition, nominations for a non-incumbent director must be accompanied by information concerning the proposed nominee, including such information as is required by the company’s amended and restated by-laws and the proxy rules under the SEC.

Director Nominations

The Board of Directors has delegated to the CNG Committee the responsibility of identifying, screening and recommending candidates to the Board. Potential candidates are interviewed by the Chairman and Chief Executive Officer and the Chair of the CNG Committee prior to their nomination, and may be interviewed by other directors and members of senior management. The CNG Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNG Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

The CNG Committee will consider candidates proposed by shareholders to be director nominees. Shareholders wishing to recommend a director candidate for consideration by the CNG Committee should provide the name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of company stock to the attention of the Secretary of the company at One Centennial Avenue, Piscataway, New Jersey 08855. Shareholders wishing to directly nominate a director should follow the company’s nominating process set forth above under the caption “Shareholder Proposals for the 2010 Annual Meeting” and more fully described in the company’s amended and restated by-laws. The CNG Committee’s policy is to evaluate director nominees proposed by shareholders in the same manner that all other director nominees are evaluated. The general criteria our CNG Committee consider important in evaluating director candidates are: (i) senior-level management and decision-making experience, (ii) a reputation for integrity and abiding by exemplary standards of business and professional conduct, (iii) ability to devote time and attention necessary to fulfill the duties and responsibilities of a director, (iv) a record of accomplishment in their respective fields, with leadership experience in a corporation or other complex organization, including government, educational and military institutions, (v) independence and the ability to represent all WABCO shareholders, (vi) legal and NYSE listing requirements, (vii) sound business judgment, (viii) candor, (ix) diversity; and (x) the needs of the Board of Directors.

The company may, in the future, pay a third-party a fee to assist it in the process of identifying and/or evaluating director candidates.

Multiple Shareholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you and other shareholders of record participate in householding and wish to receive a separate copy of the 2008 Annual Report or this proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please contact our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you and other shareholders of record with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy statement for your household, please contact our Investor Relations Department at the telephone number or address above.

If you are a beneficial owner, you can request additional copies of the annual report and proxy statement or you may request householding information from your bank, broker or nominee.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2008 Annual Report are available on the company’s web site at www.wabco-auto.com. Instead of receiving paper copies of the annual report and proxy statement in the mail, shareholders can elect to receive an e-mail that will provide an electronic link to these documents. Choosing to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and also will give you an electronic link to the proxy voting site.

Shareholders of Record. Shareholders of record can choose to receive materials electronically by following the instructions provided if voting over the Internet or by telephone. You can also choose between receiving electronic and paper copies by contacting our Investor Relations Department by telephone at 732-369-7477 or in writing at One Centennial Avenue, Piscataway, New Jersey 08855-6820.

If you choose to receive future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials and the electronic link to the proxy voting site. The election will remain in effect until you write or call the company’s Investor Relations Department and tell us otherwise.

Beneficial Shareholders. If you hold your shares in a brokerage account, you may also have the ability to receive copies of the annual report and proxy statement electronically. Please check the information provided in the proxy materials sent to you by your bank, broker or other holder of record regarding the availability of electronic delivery.

By order of the Board of Directors,

ALFRED FARHA

Chief Legal Officer and Secretary

April 17, 2009

Appendix A

WABCO Holdings Inc.

Definition of Director Independence

The following definition of “Director Independence” was adopted by the Board on July 27, 2007:

The New York Stock Exchange listing rules define “Independent Director” as a director who has no material relationship with the Company that may interfere with the exercise of the director’s independent judgment. To assist the Board in making determinations of director independence for all purposes, including under the securities laws and regulations applicable to the Company, the New York Stock Exchange listing rules and the Company’s Corporate Governance Guidelines, the Board hereby adopts the following standards:

1.	In general, the guiding principle of WABCO is that the only money or perquisites received, directly or indirectly, by independent directors or their immediate family members from the Company is the remuneration directly related to the director’s service as a director of the Company.

2.	Without limiting the foregoing, a director shall not qualify as “independent” if any of the following are true.

(i)	The director or an immediate family member is, or within the past three years was, an officer or employee of the Company.

(ii)	The director or an immediate family member is, or within the past three years has been, affiliated with or employed by the Company’s auditor or any other entity that, within the past three years, acted as the Company’s auditor.

(iii)	The director is, or within the past three years has been, part of an “interlocking directorate,” which means: (x) an officer of the Company serves or served on the compensation committee of another company that concurrently employs or employed the director or an immediate family member; (y) an officer of the Company served as a director of another company at the same time that one of the officers of the other company was on the Compensation, Nominating and Governance Committee of the Company; or (z) an officer of the Company serves or served on the compensation committee of another company at the same time that one of the officers of the other company serves or served on the Compensation, Nominating and Governance Committee of the Company.

(iv)	The director or an immediate family member has received any compensation from the Company during any of the past three years other than compensation and benefits, including deferred compensation and pension benefits, directly related to such director’s Board service.

(v)	The director is a current partner in, or a significant shareholder, officer or employee or the director’s immediate family member is a current executive officer, of any company to which the Company made, or from which the Company received, payments (other than those arising solely from such entity’s investments in the Company’s securities) in any of the last three fiscal years that exceeded the greater of $1 million or 2% of the Company’s or such other business’s consolidated gross revenue.

(vi)	The director or an immediate family member is a director or officer of a tax-exempt organization to which the Company’s contributions exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenue in any of the last three fiscal years (other than matching employee contributions through the Company’s matching gifts program, if applicable).

For purposes of clauses (i) and (iii) above, employment of a family member in a non-officer position does not preclude the Board from determining that a director is independent. For purposes of clause (ii) above, employment of a director or an immediate family member by, or affiliation with, the Company’s auditor within

A-1

the last three years (but not currently) does not preclude the Board from determining that a director is independent unless the director or immediate family member personally worked on the Company’s audit within that time.

For purposes of interpreting these standards, the Board has adopted the following definitions:

“Company” means WABCO and/or any of its subsidiaries.

“immediate family member” means the director’s spouse, parents, step-parents, children, step-children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than a tenant or employees) who shares his or her home.

“officer” has the meaning specified in Rule 16a-1(f) of the Securities Exchange Act of 1934, or any successor rule, or, for any entity that is not an “issuer” as defined in the Rule, a person who performs functions similar to an “officer” as defined in such Rule.

“significant shareholder” of any entity means a person who is the direct or indirect beneficial owner of more than 10% of the equity interests of the entity.

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Appendix B

WABCO HOLDINGS INC.

2009 OMNIBUS INCENTIVE PLAN

SECTION 1

PURPOSE

The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase shareholder value by (a) providing flexibility to the Company to implement annual and long term incentives that are consistent with the Company’s goals, (b) encouraging and providing for the acquisition of an ownership interest in the Company by Employees, and (c) enabling the Company to attract and retain the services of world-class leaders upon whose judgment, interest and special effort the successful conduct of its operations is largely dependent. This amendment and restatement shall be effective as of May 28, 2009 (the “Effective Date”), subject to stockholder approval. Incentive Awards made under the Plan on or after the Effective Date shall be subject to the terms set forth below. Incentive Awards granted before the Effective Date shall be subject to the terms of the WABCO Holdings Inc. Omnibus Incentive Plan established on July 27, 2007, as amended on December 31, 2008.

SECTION 2

DEFINITIONS

2.1 Definitions. Whenever used herein, the following terms shall have the respective meanings set forth below:

(a)	“Act” means the Securities Exchange Act of 1934, as amended.

(b)	“Adjustment Event” shall mean any stock dividend, stock split or share combination of, or extraordinary cash dividend on, the Common Stock or recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value, or other similar event affecting the Common Stock of the Company.

(c)	“Annual Incentive Award” means an Incentive Award made pursuant to Section 9 with a Performance Cycle of one year or less

(d)	“Applicable Laws” means the requirements relating to, connected with, or otherwise implicated by the administration of long-term incentive plans under applicable state corporation laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Incentive Awards are, or will be, granted under the Plan.

(e)	“Beneficial Owner” means any “person”, as such term is used in Section 13(d) of the Act, who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has “beneficial ownership” of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing).

(f)	“Board” means the Board of Directors of the Company.

(g)

“Cause” means a Participant’s (i) dishonesty, fraud or misrepresentation, (ii) the Participant’s engaging in conduct that is injurious to the Company or any Subsidiary in any way, including, but not limited to by way of damage to its reputation or standing in the industry, (iii) the Participant’s having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony; (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose or misuse any information pertaining to, or misuse any property of, the Company or any Subsidiary or (v) a material violation by the Participant of any policy of the Company or any Subsidiary.

(h)	“Change of Control” shall mean any of the following events:

(i)	any “person”, as such term is used in Section 13(d) of the Act (other than the Company, any Subsidiary or any employee benefit plan maintained by the Company or any Subsidiary (or any trustee or other fiduciary thereof)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then-outstanding securities, provided, however, that an acquisition of securities of the Company representing less than 25% of the combined voting power shall not constitute a Change of Control if, prior to meeting the 20% threshold, the members of the Board who are not Employees unanimously adopt a resolution consenting to such acquisition by such Beneficial Owners;

(ii)	during any consecutive 24-month period, individuals who at the beginning of such period constitute the Board, together with those individuals who first become directors during such period (other than by reason of an agreement with the Company or the Board in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the Board;

(iii)	the consummation of any merger, consolidation, recapitalization or reorganization involving the Company, other than any such transaction immediately following which the persons who were the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such transaction are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of the entity surviving such transaction or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; provided that, such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company, such surviving entity, any Subsidiary or any subsidiary of such surviving entity;

(iv)	the sale of substantially all of the assets of the Company to any person other than any Subsidiary or any entity in which the Beneficial Owners of the outstanding voting securities of the Company immediately prior to such sale are the Beneficial Owners of at least 55% of the total voting power represented by the voting securities of such entity or the ultimate parent of such entity in substantially the same relative proportions as their ownership of the Company’s voting securities immediately prior to such transaction; or

(v)	the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

(i)	“Change of Control Settlement Value” shall mean, with respect to a share of Common Stock, the excess of the Change of Control Stock Value over the option price of the Option or the base price of the Stock Appreciation Right covering such share of Common Stock, but in no event greater than the maximum amount permissible for any such award to remain exempt from Section 409A.

(j)	“Change of Control Stock Value” shall mean the value of a share of Common Stock determined as follows:

(i)	if the Change of Control results from an event described in clause (iii) of the Change of Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change of Control; or

(ii)	if the Change of Control results from an event described in clause (i), (ii) (iv) or (v) of the Change of Control definition and no event described in clause (iii) of the Change of Control definition has occurred in connection with such Change of Control, the highest sale price of a share of Common Stock of the Company on any trading day during the 60 consecutive trading days immediately preceding and following the date of such Change of Control as reported on the New York Stock Exchange Composite Tape, or other national securities exchange on which the Common Stock is traded, and published in The Wall Street Journal;

(k)	“Code” means the Internal Revenue Code of 1986, as amended.

(l)	“Committee” means the Compensation, Nominating and Governance Committee of the Board (or such other committee of the Board that the Board shall designate), which shall consist of two or more members, each of whom shall be a non-employee director within the meaning of Rule 16b-3, as promulgated under the Act and serving at the pleasure of the Board. Notwithstanding the foregoing, with respect to Incentive Awards granted to non-employee directors, the Committee shall mean the entire Board.

(m)	“Common Stock” means the common stock of the Company, par value $0.01 per share.

(n)	“Company” means WABCO Holdings Inc., a Delaware corporation, and any successor thereto.

(o)	“Disability” means a Participant’s inability, due to reasonably documented physical or mental illness, for more than six months to perform his duties with the Company or a Subsidiary on a full time basis if, within 30 days after written notice of termination has been given to such Participant, he shall not have returned to the full time performance of his duties.

(p)	“Dividend Equivalents” means an amount equal to the cash dividends paid by the Company upon one share of Common Stock for each Restricted Unit or property distributions awarded to a Participant in accordance with Section 8 of the Plan

(q)	“Effective Date” means May 28, 2009, subject to stockholder approval at the Company’s 2009 annual meeting (or any adjournment thereof).

(r)	“Employee” means an individual who is on the payroll of the Company or one of its Subsidiaries, and is classified on the employer’s human resource payroll system as a regular full-time or regular part-time employee.

(s)	“Executive Officer” means each person who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Act.

(t)	“Fair Market Value” means, on any date, the closing price reported on the principal national exchange on which the Common Stock is listed for trading (or, if applicable, the principal nationally recognized system of price quotation on which the Common Stock is listed) on the immediately preceding business day. In the event that Common Stock is not traded on any such exchange or system on a date, Fair Market Value shall be determined in good faith by the Committee on such basis as it deems appropriate.

(u)	“Family Member” means as to a Participant, any (i) child, stepchild, grandchild, parent, stepparent, grandparent, spouse, mother-in-law, father-in-law, son-in-law or daughter-in-law (including adoptive relationships), (ii) trusts for the exclusive benefit of one or more such persons and/or the Participant and (iii) other entity owned solely by one or more such persons and/or the Participant.

(v)	“Incentive Award” means the award of an Annual Incentive Award, a Long-Term Incentive Award, an Option, a Stock Appreciation Right, a Restricted Unit, or Restricted Stock under the Plan and shall also includes an award of Common Stock or Restricted Units made in conjunction with other incentive programs established by the Company and so designated by the Committee.

(w)	“Long-Term Incentive Award” means an Incentive Award made pursuant to Section 9 with a Performance Cycle of more than one year.

(x)	“Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, an Option may be either (i) an “Incentive Stock Option” within the meaning of Section 422 of the Code or (ii) an Option which is not an Incentive Stock Option (a “Non-Qualified Stock Option”).

(y)	“Participant” means any natural person who is an Employee, consultant, independent contractor (including any independent business manager) or non-employee director of the Company or a Subsidiary designated by the Committee to receive an Incentive Award under the Plan, provided that non-employee directors shall not be eligible for Annual Incentive Awards, Long-Term Incentive Awards or Incentive Stock Options.

(z)	“Performance Cycle” means the period selected by the Committee during which the performance of the Company or any Subsidiary or unit thereof or any individual is measured for the purpose of determining the extent to which an Incentive Award subject to Performance Goals has been earned.

(aa)	“Performance Goals” means the objectives for the Company, and/or with respect to operating units, divisions, Subsidiaries, acquired businesses, minority investments partnerships or joint ventures or individual that may be established by the Committee for a Performance Cycle with respect to any performance based Incentive Awards contingently awarded under the Plan. The Performance Goals for Incentive Awards that are intended to qualify as “performance-based compensation” (within the meaning of Section 162(m) of the Code) shall be based on one or more of the following measures:

General Financial Objectives

Sales, gross revenues, gross margins, earnings per share, internal rate of return, return on equity, return on capital, income or earnings (including without limitation gross earnings, earnings before certain deductions, such as interest, taxes, depreciation, amortization, earnings per share, diluted earnings per share), cash flow, free cash flow, market share, stock price, costs, management of accounts and non-performing debt.

Operational Objectives

Product introduction into new markets, new customers, business unit productivity, completion of specified projects within budget, acquiring other business or integrating acquired business, and expanding into other markets.

For avoidance of doubt, nothing shall preclude the Committee from establishing Performance Goals that do not comply with Section 162(m) of the Code or that are not listed in above as General Financial Objectives or Operational Objectives. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated or other external or internal measures and may include or exclude extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses (including without limitation expenses related to goodwill and other intangible assets), share offerings, share repurchases and strategic loan loss provisions.

(bb)	“Plan” means the WABCO Holdings Inc. 2009 Omnibus Incentive Plan, as set forth herein and as the same may be amended from time to time.

(cc)	“Restricted Period” means the period during which Restricted Units or shares of Restricted Stock are subject to forfeiture or restrictions on transfer (if applicable) pursuant to Section 8 of the Plan.

(dd)	“Restricted Stock” means Common Stock awarded to a Participant pursuant to the Plan which is subject to forfeiture and restrictions on transferability in accordance with Section 8 of the Plan.

(ee)	“Restricted Unit” means a Participant’s right to receive pursuant to the Plan one share of Common Stock, or cash equal to the Fair Market Value of one share of Common Stock, in each case at the end of a specified period of time, which right is subject to forfeiture in accordance with Section 8 of the Plan.

(ff)	“Stock Appreciation Right” means the right to receive a payment from the Company, in cash or Common Stock, in an amount determined under Section 7 of the Plan. The term “Stock Appreciation Right” shall also include the right to receive a payment in cash from the Company on a set date equal to the increase in the price of the Common Stock over a specified period, otherwise known as “phantom stock.”

(gg)	“Subsidiary” means any corporation, partnership or limited liability company in which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

2.2 Gender and Number. Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3

ELIGIBILITY AND PARTICIPATION

Participants in the Plan shall be those individuals who qualify as Participants who are selected by the Committee to participate in the Plan.

SECTION 4

ADMINISTRATION

4.1 Power to Grant and Establish Terms of Incentive Awards. The Committee shall have the authority, subject to the terms of the Plan, to determine the Participants to whom Incentive Awards shall be granted and the terms and conditions of any and all Incentive Awards, including but not limited to the number of shares of Common Stock to be covered by each Incentive Award, the time or times at which Incentive Awards shall be granted, and the terms and provisions of the instruments by which Options shall be evidenced; to designate Options as Incentive Stock Options or Non-Qualified Stock Options; to determine the period of time during which restrictions on Restricted Stock or Restricted Units shall remain in effect; and to establish and administer any Performance Goals applicable to Incentive Awards granted hereunder, as well as to determine Participants’ target Annual Incentive and Long-Term Incentive Awards. The terms and conditions of each Incentive Award shall be determined by the Committee at the time of grant, and such terms and conditions shall not be subsequently changed in a manner which would be adverse to the Participant without the consent of the Participant to whom such Incentive Award has been granted or except as otherwise required in order to comply with Applicable Laws. The Committee may establish different terms and conditions for different Participants receiving Incentive Awards and for the same Participant for each Incentive Award such Participant may receive, whether or not granted at different times. The grant of any Incentive Award to any Participant shall neither entitle such Participant to, nor disqualify him from, the grant of any other Incentive Awards. Notwithstanding anything else contained in the Plan to the contrary, the Committee may delegate, subject to such terms and conditions or guidelines as it shall determine, to any employee of the Company or to a committee of employees of the Company any portion of its authority and powers under the Plan with respect to Participants who are not Executive Officers in accordance with Applicable Laws.

4.2 Administration. The Committee shall be responsible for the administration of the Plan. Any Incentive Award granted by the Committee may be subject to such conditions, not inconsistent with the terms of the Plan, as the Committee shall determine. The Committee, by majority action thereof, is authorized to prescribe, amend and rescind rules and regulations relating to the Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company to interpret the Plan and to make all other determinations necessary or advisable for the administration and interpretation of the Plan to carry out its provisions and purposes. Determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons. The Committee may consult with legal counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

4.3 Participants Based Outside the United States. Notwithstanding anything to the contrary herein, the Committee, in order to conform with provisions of Applicable Laws in foreign countries in which the Company or its Subsidiaries operate, shall have sole discretion to (i) modify the terms and conditions of Incentive Awards granted to Participants employed outside the United States, (ii) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances presented by local laws and regulations; and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect Applicable Laws in foreign countries with respect to the Plan or any subplan established hereunder.

4.4 Compensation Recovery Policy. Incentive Awards granted under the Plan and amounts paid thereunder shall be subject to the Company’s Compensation Recovery Policy as may be in effect from time to time.

4.5 Restrictive Covenants and Other Conditions. The Committee may condition the grant of any Incentive Award under the Plan upon the Participant to whom such Incentive Award would be granted agreeing in writing to certain conditions in addition to the provisions regarding exercisability of an Option or the vesting or payment of any other Incentive Award (such as restrictions on the ability to transfer the underlying shares of Common Stock) or covenants in favor of the Company and/or its Subsidiaries (including, without limitation covenants not to compete, not to solicit employees and customers that may have effect following the termination of the Participant’s employment and after the Option has been exercised or the Incentive Award has otherwise vested, including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Incentive Award prior to any breach of any such covenant by the Participant).

4.6 409A Compliance. The Plan is intended to be administered to be exempt from, or to comply with, Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to such Section 409A. To that end, and without limiting the generality of the foregoing, unless otherwise expressly provided herein or in any Incentive Award agreement, any amount payable or shares distributable hereunder in connection with the vesting of any Incentive Award (including upon the satisfaction of any applicable performance criteria) shall be paid not later than two and one-half months (or such other time as is permitted that will not result in the imposition of immediate taxation and additional taxes pursuant to Section 409A of the Code) following the end of the taxable year of the Company or the Participant in which the Participant’s rights with respect to the corresponding Incentive Award (or portion thereof) ceased to be subject to a substantial risk of forfeiture. Notwithstanding the foregoing, neither the Company nor the Committee shall have any liability to any person in the event such Section 409A applies to any such Incentive Award in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

SECTION 5

STOCK SUBJECT TO PLAN

5.1 Number. Subject to the provisions of Section 5.3 and approval of the Company’s shareholders at its 2009 annual meeting (or any adjournment thereof), the number of shares of Common Stock available for

Incentive Awards under the Plan shall be 5,100,000 as of the Effective Date, including 100,000 shares carried-over from the WABCO Holdings Inc. Omnibus Incentive Plan established on July 27, 2007, as amended on December 31, 2008. The shares to be delivered under the Plan may consist, in whole or in part, of Common Stock held in treasury or authorized but unissued Common Stock, not reserved for any other purpose. The total number of shares of Common Stock available under the Plan for Incentive Awards other than Options and Stock Appreciation Rights that may be granted on or after the Effective Date shall not exceed 900,000.

5.2 Cancelled, Terminated, or Forfeited Awards. Any shares of Common Stock subject to an Incentive Award issued under this Plan which for any reason expires, or is canceled, terminated or otherwise settled without the issuance of any consideration, whether in cash, Common Stock or other property (including, without limitation, any shares issued in connection with a Restricted Stock award that are subsequently forfeited) shall again be available under the Plan. In addition, any incentive awards granted under the WABCO Holdings Inc. Omnibus Incentive Plan established on July 27, 2007, as amended on December 31, 2008, that are cancelled, forfeited or terminated following the adoption of this Plan shall again be available under the Plan.

5.3 Adjustment Due to Change in Capitalization. In the event of any Adjustment Event, (i) the aggregate number of shares of Common Stock available for Incentive Awards under Section 5.1, (ii) the aggregate limitations on the number of shares that may be awarded as a particular type of Incentive Award or that may be awarded to any particular Participant in any particular period under Section 5.4 and (iii) the aggregate number of shares subject to outstanding Incentive Awards and the respective prices and/or vesting criteria applicable to outstanding Incentive Awards shall be proportionately adjusted to reflect, as deemed equitable and appropriate by the Committee, an Adjustment Event. To the extent deemed equitable and appropriate by the Committee, subject to any required action by stockholders, in any merger, consolidation, reorganization, liquidation, dissolution, or other similar transaction, any Incentive Award granted under the Plan shall pertain to the securities and other property, including cash, to which a holder of the number of shares of Common Stock covered by the Incentive Award would have been entitled to receive in connection with such event. Any such adjustment described in this Section 5.3 shall be done in a manner that complies with the requirements of Section 409A of the Code, to the extent applicable.

Any shares of stock (whether Common Stock, shares of stock into which shares of Common Stock are converted or for which shares of Common Stock are exchanged or shares of stock distributed with respect to Common Stock) or cash or other property received with respect to any award of Restricted Stock or Restricted Units granted under the Plan as a result of any Adjustment Event or any distribution of property shall, except as provided in Section 10 or as otherwise provided by the Committee at or after the date an award of Restricted Stock or Restricted Units is made by the Committee, be subject to the same terms and conditions, including restrictions on transfer, as are applicable to such shares of Restricted Stock or Restricted Units and any stock certificate(s) representing or evidencing any shares of stock so received shall be legended in such manner as the Company deems appropriate.

5.4 Incentive Award Limitations. Subject to Section 5.3:

(a)	the total number of shares of Common Stock subject to Options and Stock Appreciation Rights awarded to any Participant during a calendar year may not exceed 750,000;

(b)	the total amount of any Restricted Stock or Restricted Units that may be awarded to any Participant during a calendar year shall not exceed 200,000 shares or units as the case may be;

(c)	the total amount of any Annual Incentive Award paid to any Participant during a calendar year shall not exceed $3,500,000; and

(d)	the total amount of any Long-Term Incentive Award paid to any Participant during a calendar year shall not exceed $3,500,000.

5.5 Substitute Incentive Awards. The Committee may grant Incentive Awards under the Plan in substitution for stock and stock-based awards held by employees, directors, consultants or advisors of another company (an “Acquired Company”) in connection with a merger, reorganization, consolidation or similar transaction involving such Acquired Company and the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the Acquired Company. The Committee may direct that the substitute Incentive Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances, including provisions that preserve the aggregate exercise price and the aggregate option spread as of the closing date of any such transaction in a manner that complies with Section 409A of the Code. Any substitute Awards granted under the Plan shall not count against the share limitations set forth in Section 5.

SECTION 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted to Participants at such time or times as shall be determined by the Committee; provided that, in no event shall the Committee be permitted to grant Options conditioned on the surrender or cancellation of previously granted Options. Options granted to non-employee directors shall be in such amounts and intervals as determined by the Board from time to time. Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options, except that no Incentive Stock Option may be granted to a non-employee director, to any Employee of a Subsidiary which is not a corporation (unless the Subsidiary is a disregarded entity for Federal income tax purposes) or to any Participant who is a consultant or independent contractor. The date of grant of an Option under the Plan will be the date on which the Option is awarded by the Committee or, if so determined by the Committee, the date on which occurs any event the occurrence of which is an express condition precedent to the grant of the Option. Subject to Section 5.4, the Committee shall determine the number of Options, if any, to be granted to the Participant. Each Option shall be evidenced by an electronic or written document that shall specify the type of Option granted, the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine.

6.2 Option Price. Non-Qualified Stock Options and Incentive Stock Options granted pursuant to the Plan shall have an exercise price that is not less than the Fair Market Value on the date the Option is granted. Except in the event of an Adjustment Event, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option.

6.3 Exercise of Options. Options awarded to a Participant under the Plan shall be exercisable at such times and shall be subject to such restrictions and conditions including the performance of a minimum period of service or the satisfaction of Performance Goals, as the Committee may impose either at or after the time of grant of such Options, subject to the Committee’s right to accelerate the exercisability of such Option in its discretion. Notwithstanding the foregoing, unless otherwise determined by the Committee at grant, Options shall become exercisable in three equal installments on each of the first three anniversaries of the date of grant. Except as may be provided in any provision approved by the Committee pursuant to this Section 6.3, after becoming exercisable each installment shall remain exercisable until expiration, termination or cancellation of the Option. An Option may be exercised from time to time, in whole or in part, up to the total number of shares of Common Stock with respect to which it is then exercisable. Notwithstanding the foregoing, no Option shall be exercisable for more than 10 years after the date on which it is granted.

6.4 Payment. The Committee shall establish procedures governing the exercise of Options. No shares shall be delivered pursuant to any exercise of an Option unless arrangements satisfactory to the Committee have been made to assure full payment of the exercise price therefor. Without limiting the generality of the foregoing, payment of the exercise price may be made (i) in cash or cash equivalents, (ii) by exchanging shares of Common Stock which have been owned by the Participant for at least six months at the time of exercise (or such greater or lesser period as the Committee shall determine), (iii) by any combination of the foregoing; provided that the combined value of all cash and cash equivalents paid and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to the exercise price, (iv) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Common Stock or (v) through such other procedures as the Committee may determine. As soon as administratively practicable after receipt of a written exercise notice and payment of the exercise price in accordance with this Section 6.4, the Company shall deliver to the Participant a certificate or certificates representing the acquired shares of Common Stock.

6.5 Settlement. At the time a Participant exercises an Option in lieu of accepting payment of the exercise price of the Option and delivering the number of shares of Common Stock for which the Option is being exercised, the Committee may direct that the Company issue a lesser number of shares of Common Stock having a Fair Market Value on the date of exercise, equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Common Stock as to which the Option is being exercised exceeds the aggregate exercise price for such shares, based on such terms and conditions as the Committee shall establish; provided that, for the avoidance of doubt, in either case, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Option settled or net exercised pursuant to this Section 6.5 had been issued.

6.6 Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of any Participant affected thereby, to cause any Incentive Stock Option previously granted to fail to qualify for the Federal income tax treatment afforded under Section 421 of the Code.

6.7 Termination of Employment for Cause. Unless otherwise determined by the Committee at the time of grant, in the event a Participant’s employment with the Company or a Subsidiary is terminated for Cause, all Options granted to such Participant which are then outstanding (whether or not exercisable prior to the date of such termination) shall be forfeited.

6.8 Termination of Employment for Any Other Reason. Unless otherwise determined by the Committee at or after the time of grant, in the event a Participant’s employment with the Company or a Subsidiary terminates for any reason other than for Cause, any Options granted to such Participant which are vested and exercisable at the date of such Participant’s termination of employment shall be exercisable at any time prior to one year following such Participant’s termination of employment or the expiration of the term of such Options, whichever period is shorter.

6.9 Cancellation of Unvested Options. Unless otherwise determined by the Committee at or after the time of grant, upon a Participant’s termination of employment for any reason, including death, any Options granted to such Participant which are not exercisable as of the date of such termination of employment shall be cancelled.

6.10 Committee Discretion. Notwithstanding anything else contained in this Section 6 to the contrary, the Committee may permit all or any portion of any Options to be exercised following a Participant’s termination of employment for any reason on such terms and subject to such conditions as the Committee shall determine for a period up to and including, but not beyond, the expiration of the term of such Options.

SECTION 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any Participants, all Participants or any class of Participants at such time or times as shall be determined by the Committee. Stock Appreciation Rights may be granted in tandem with an Option, or may granted on a freestanding basis, not related to any Option. A grant of a Stock Appreciation Right shall be evidenced in writing, whether as part of the agreement governing the terms of the Option, if any, to which such Stock Appreciation Rights relate or pursuant to a separate written agreement with respect to freestanding Stock Appreciation Rights, in each case containing such provisions not inconsistent with the Plan as the Committee shall approve.

7.2 Terms and Conditions of Stock Appreciation Rights. Unless the Committee shall otherwise determine, the terms and conditions (including, without limitation, the exercise period of the Stock Appreciation Right, the vesting schedule applicable thereto and the impact of any termination of service on the Participant’s rights with respect to the Stock Appreciation Right) applicable with respect to (i) Stock Appreciation Rights granted in tandem with an Option shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions applicable to the tandem Options and (ii) freestanding Stock Appreciation Rights shall be substantially identical (to the extent possible taking into account the differences related to the character of the Stock Appreciation Right) to the terms and conditions that would have been applicable under Section 6 above were the grant of the Stock Appreciation Rights a grant of an Option.

7.3 Exercise of Tandem Stock Appreciation Rights. Stock Appreciation Rights which are granted in tandem with an Option may only be exercised upon the surrender of the right to exercise such Option for an equivalent number of shares and may be exercised only with respect to the shares of Common Stock for which the related Option is then exercisable.

7.4 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive payment, in cash, in shares of Common Stock or in a combination thereof, as determined by the Committee, of an amount determined by multiplying the excess, if any, of the Fair Market Value of a share of Common Stock at the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant, by the number of shares of Common Stock with respect to which the Stock Appreciation Rights are then being exercised; provided that, for the avoidance of doubt, the number of shares remaining for issuance under the Plan shall be determined as though the full number of shares corresponding to the portion of such Stock Appreciation Right exercised had been issued.

SECTION 8

RESTRICTED STOCK AND RESTRICTED UNITS

8.1 Grant of Restricted Stock and Restricted Units. Any award made hereunder of Restricted Stock or Restricted Units shall be subject to the terms and conditions of the Plan and to any other terms and conditions not inconsistent with the Plan (including, but not limited to, requiring the Participant to pay the Company an amount equal to the par value per share for each share of Restricted Stock awarded) as shall be prescribed by the Committee in its sole discretion. As determined by the Committee, with respect to an award of Restricted Stock, the Company shall either (i) transfer or issue to each Participant to whom an award of Restricted Stock has been made the number of shares of Restricted Stock specified by the Committee or (ii) hold such shares of Restricted Stock for the benefit of the Participant for the Restricted Period. In the case of an award of Restricted Units, no shares of Common Stock shall be issued at the time an award is made, and the Company shall not be required to set aside a fund for the payment of such award.

8.2 Restrictions on Transferability. Shares of Restricted Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant during the Restricted Period, except as hereinafter provided. Notwithstanding the foregoing, the Committee may permit (on such terms and conditions as it shall establish) shares of Restricted Stock to be transferred during the Restricted Period pursuant to Section 12.1, provided that any shares of Restricted Stock so transferred shall remain subject to the provisions of this Section 8.

8.3 Rights as a Shareholder. Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to such shares of Restricted Stock, including but not limited to, the right to vote and the right to receive dividends. A Participant shall not have any right, in respect of Restricted Units awarded pursuant to the Plan, to vote on any matter submitted to the Company’s stockholders until such time, if any, as shares of Common Stock attributable to such Restricted Units have been issued. At the discretion of the Committee, a Participant’s Restricted Unit account may be credited with Dividend Equivalents during the Restricted Period.

8.4 Restricted Period. Unless the Committee shall otherwise determine at or after the date an award of Restricted Stock or Restricted Units is made to the Participant by the Committee, the Restricted Period shall commence upon the date of grant and shall lapse with respect to the shares of Restricted Stock or Restricted Units in three equal installments on each of the first three anniversaries of the date of grant, unless sooner terminated as otherwise provided herein. Without limiting the generality of the foregoing, the Committee may provide for termination of the Restricted Period upon the achievement by the Participant of Performance Goals specified by the Committee at the date of grant. The determination of whether the Participant has achieved such Performance Goals shall be made by the Committee in its sole discretion.

8.5 Legend. Each certificate issued to a Participant in respect of shares of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and shall be legended in such manner as the Company deems appropriate.

8.6 Termination of Employment. Unless the Committee shall otherwise determine at or after the date of grant, if a Participant ceases to be employed by the Company or any Subsidiary for any reason at any time prior to the date when the Restricted Period lapses, all shares of Restricted Stock held by the Participant shall revert back to the Company and all Restricted Units and any Dividend Equivalents credited to such Participant shall be forfeited upon the Participant’s termination of employment.

8.7 Issuance of New Certificates; Settlement of Restricted Units. Upon the lapse of the Restricted Period with respect to any shares of Restricted Stock, such shares shall no longer be subject to the restrictions imposed under Section 8.2 and the Company shall issue or have issued new share certificates without the legend described in Section 8.5 in exchange for those previously issued. Upon the lapse of the Restricted Period with respect to any Restricted Units, the Company shall deliver to the Participant, or the Participant’s beneficiary or estate, as provided in Section 12.2, one share of Common Stock for each Restricted Unit as to which restrictions have lapsed and any Dividend Equivalents credited with respect to such Restricted Units and any interest thereon. The Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only Common Stock for Restricted Units. If a cash payment is made in lieu of delivering Common Stock, the amount of such cash payment for each share of Common Stock to which a Participant is entitled shall be equal to the Fair Market Value of the Common Stock on the date on which the Restricted Period lapsed with respect to the related Restricted Unit.

8.8 Performance Related Awards. Unless the Committee shall otherwise determine at the time of grant, to the extent required to ensure that the grant of an award of Restricted Shares or Restricted Units to an Executive Officer (other than an award which will vest solely on the basis of the passage of time) is deductible by the Company or such Subsidiary pursuant to Section 162(m) of the Code, any such award shall become vested, if at all, upon the determination by the Committee that Performance Goals established by the Committee have been attained, in whole or in part.

SECTION 9

ANNUAL AND LONG-TERM INCENTIVE AWARDS

9.1 Annual Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Annual Incentive Awards shall be payable in cash. If a Participant terminates employment before the end of a

Performance Cycle due to death, or Disability, such Participant or his or her estate, shall be eligible to receive a prorated Annual Incentive Award based on full achievement of the Participant’s Performance Goals for such Performance Cycle, prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment; which pro-rated award shall be paid within sixty (60) days of the date the Participant terminates employment. Unless determined otherwise by the Committee at or, in the case of any Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of an Annual Incentive Award is authorized by the Committee for any reason other than death or Disability, the Participant shall forfeit all rights to such Annual Incentive Award.

9.2 Long-Term Incentive Awards. Unless determined otherwise by the Committee at or after the date of grant, Long-Term Incentive Awards shall be payable in cash. If a Participant terminates employment before the end of a Performance Cycle due to death or Disability, such Participant or his or her estate, shall be eligible to receive a prorated Long-Term Incentive Award based on full achievement of the Participant’s Performance Goals for such Performance Cycle, prorated for the portion of the Performance Cycle coming before the Participant’s termination of employment, which pro-rated award shall be paid within sixty (60) days of the date the Participant terminates employment. Unless determined otherwise by the Committee at, or, in the case of a Participant who is not an Executive Officer, after the date of grant, if a Participant terminates employment before payment of a Long-Term Incentive Award is authorized by the Committee for any reason other than death or Disability, the Participant shall forfeit all rights to such Long-Term Incentive Award.

9.3 Interpretation. Notwithstanding anything contained in the Plan to the contrary, to the extent required to so qualify any Annual Incentive Award, Long-Term Incentive Award, Restricted Unit or Restricted Stock intended to be qualified as other performance based compensation within the meaning of Section 162(m)(4)(c) of the Code, the Committee shall not be entitled to exercise any discretion otherwise authorized under the Plan (such as the right to authorize payout at a level above that dictated by the achievement of the relevant Performance Goals) with respect to such Incentive Award if the ability to exercise discretion (as opposed to the exercise of such discretion) would cause such award to fail to qualify as other performance based compensation.

SECTION 10

CHANGE OF CONTROL

10.1 Accelerated Vesting and Payment. Subject to the provisions of Section 10.2 below, in the event of a Change of Control each Option and Stock Appreciation Right then outstanding shall be fully exercisable regardless of the exercise schedule otherwise applicable to such Option and/or Stock Appreciation Right and the Restricted Period shall lapse as to each share of Restricted Stock and each Restricted Unit then outstanding. In connection with such a Change of Control, the Committee may, in its discretion, provide that each Option and/or Stock Appreciation Right shall, upon the occurrence of such Change of Control, be canceled in exchange for a cash payment by the Company of the Change of Control Settlement Value per share; provided that, if, following the Change of Control and after taking into account any adjustment under Section 5.3 related to such Change of Control, the securities underlying any Options or Stock Appreciation Rights are not readily tradable on a public market, such a cash settlement shall occur automatically without any further action by the Committee.

10.2 Alternative Awards. Notwithstanding Section 10.1, no cancellation, acceleration of exercisability, vesting, cash settlement or other payment shall occur with respect to any Option, Stock Appreciation Right, Restricted Share or Restricted Unit if the Committee reasonably determines in good faith prior to the occurrence of a Change of Control that such award shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”), by a Participant’s employer (or the parent or an affiliate of such employer) immediately following the Change of Control; provided that any such Alternative Award must:

(i)	be based on stock which is traded on an established securities market;

(ii)	provide such Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii)	have substantially equivalent economic value to such award (determined at the time of the Change of Control in accordance with principles applicable under Section 424 of the Internal Revenue Code); and

(iv)	have terms and conditions which provide that in the event that the Participant’s employment or service is involuntarily terminated for any reason (including, but not limited to a termination due to death, Disability or for Cause) or Constructively Terminated (as defined below), all of such Participant’s Option and/or SARs shall be deemed immediately and fully exercisable, the Restricted Period shall lapse as to each of the Participant’s outstanding Restricted Stock or Restricted Unit awards, and each such Alternative Award shall be settled for a payment per each share of stock subject to the Alternative Award in cash, in immediately transferable, publicly traded securities or in a combination thereof, in an amount equal to, in the case of an Option or SAR, the excess of the Fair Market Value of such stock on the date of the Participant’s termination over the corresponding exercise or base price per share and, in the case of any Restricted Stock or Restricted Stock Unit award, the Fair Market Value of the number of shares of Common Stock subject or related thereto.

For this purpose, a Participant’s employment or service shall be deemed to have been Constructively Terminated if, without the Participant’s written consent, the Participant terminates employment or service within 120 days following either (x) a material reduction in the Participant’s base salary or a Participant’s incentive compensation opportunity, or (y) the relocation of the Participant’s principal place of employment or service to a location more than 30 miles away from the Participant’s prior principal place of employment or service. The provisions relating to Alternative Awards and the ability to substitute an Option, Stock Appreciation Right, Restricted Share or Restricted Unit for an Alternative Award shall only apply to those Incentive Awards that are exempt from Section 409A of the Code.

10.3 Annual Incentive and Long-Term Incentive Awards. In the event of a Change of Control, (i) any Annual or Long-Term Incentive Awards relating to Performance Cycles ending prior to the Change of Control which have been earned but not paid shall become immediately payable in cash, (ii) any Performance Cycle for which Annual Incentive Awards are outstanding shall end, all Participants shall be deemed to have achieved a pro rata award equal to the product of (a) such Participant’s target award opportunity for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of such Performance Cycle to the date on which the Change of Control occurs and the denominator of which is twelve, the Company shall pay all such Annual Incentive Awards within ten days of such Change of Control, and Participants may elect to receive all payments in cash, and (iii) all then in progress Performance Cycles for Long-Term Incentive Awards are outstanding shall end, all Participants shall be deemed to have earned a pro rata award equal to the product of (a) such Participant’s target award opportunity for the Performance Cycle in question and (b) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of such Performance Cycle to the date on which the Change of Control occurs, the denominator of which is the total number of months in such Performance Cycle, the Company shall pay all such Long-Term Incentive Awards within ten days of such Change of Control, and Participants may elect to receive all such payments in cash.

10.4 Termination of Employment Prior to Change of Control. In the event that any Change of Control occurs as a result of any transaction described in subclause (iii) or (iv) of the definition of such term, any Participant whose employment is terminated due to death or Disability or by the Company for any reason other than Cause on or after the date, if any, on which the shareholders of the Company approve such transaction, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 10), as continuing in the Company’s employment until the occurrence of such Change of Control, and to have been terminated immediately thereafter.

10.5 No Amendment. Notwithstanding Section 11, the provisions of this Section 10 may not be amended in any respect for two years following a Change of Control.

10.6 Distribution of Amounts Subject to Section 409A. Notwithstanding anything in the Plan to the contrary, if any amount that is subject to Section 409A of the Code is to be paid or distributed solely on account of a Change of Control (as opposed to being paid or distributed on account of termination of employment or within a reasonable time following the lapse of any substantial risk of forfeiture with respect to the corresponding Incentive Award), solely for purposes of determining whether such distribution or payment shall be made in connection with a Change of Control, the term Change of Control shall be deemed to be defined in the manner provided in Section 409A of the Code and the regulations thereunder. If any such distribution or payment cannot be made because an event that constitutes a Change of Control under the Plan is not a change of control as defined under Section 409A, then such distribution or payment shall be distributed or paid at the next event, occurrence or date at which such distribution or payment could be made in compliance with the requirements of Section 409A of the Code.

SECTION 11

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

Subject to Section 10.5, the Board may at any time terminate or suspend the Plan, and from time to time may amend or modify the Plan, except that shareholder approval will be required for any amendment to the Plan to the extent required by any Applicable Laws. Notwithstanding the foregoing, no action of the Board may, without the consent of a Participant, alter or impair his or her rights under any previously granted Incentive Award.

SECTION 12

MISCELLANEOUS PROVISIONS

12.1 Transferability of Awards. No Incentive Award granted under the Plan may be sold, transferred, pledged or assigned, or otherwise alienated or hypothecated, other than in accordance with Section 12.2 below, by will or by laws of descent and distribution; provided that, the Committee may, in the appropriate award grant or otherwise, permit transfers of Non-Statutory Stock Options, Stock Appreciation Rights, Restricted Units or Restricted Shares to Family Members (including, without limitation, transfers affected by a domestic relations order) subject to such terms and conditions as the Committee shall determine.

12.2 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid or by whom any right under the Plan is to be exercised in case of his death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid or Incentive Awards outstanding at the Participant’s death shall be paid to or exercised by the Participant’s surviving spouse, if any, or otherwise to or by his estate.

12.3 No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary or affiliate.

12.4 Tax Withholding. The Company or any Subsidiary shall have the power to withhold, or require a Participant to remit to the Company or such Subsidiary promptly upon notification of the amount due, an amount, which may include shares of Common Stock, sufficient to satisfy Federal, state and local, including foreign, withholding tax requirements with respect to any Incentive Award (including payments made pursuant to Section 9), and the Company may defer payment of cash or issuance or delivery of Common Stock until such requirements are satisfied. The Committee may, in its discretion, permit a Participant to elect, subject to such conditions as the Committee shall impose (i) to have Common Stock otherwise issuable or deliverable under the Plan withheld by the Company or (ii) to deliver to the Company previously acquired shares of Common Stock, in each case, having a Fair Market Value sufficient to satisfy not more than the Participant’s statutory minimum Federal, state and local tax obligations associated with the transaction.

12.5 Indemnification. Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be made a party or in which he may be involved by reason of any action taken or failure to act under the Plan, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

12.6 No Limitation on Compensation. Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees in cash or property, in a manner which is not expressly authorized under the Plan.

12.7 Requirements of Law. The granting of Incentive Awards and the issuance of shares of Common Stock shall be subject to all Applicable Laws.

12.8 Governing Law. The Plan, and all Incentive Awards made and actions taken thereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

12.9 Impact On Benefits. With the exception of Annual Incentive Awards, which shall be compensation for purposes of calculating a Participant’s rights under the Company’s employee benefit programs, Incentive Awards granted under the Plan are not compensation for purposes of calculating an Employee’s rights under any employee benefit program.

12.10 Securities Law Compliance. Instruments evidencing Incentive Awards may contain such other provisions, not inconsistent with the Plan, as the Committee deems advisable, including a requirement that the Participant represent to the Company in writing, when an Incentive Award is granted or when he receives shares with respect to such Incentive Award (or at such other time as the Committee deems appropriate) that he is accepting such Incentive Award, or receiving or acquiring such shares (unless they are then covered by a Securities Act of 1933 registration statement), for his own account for investment only and with no present intention to transfer, sell or otherwise dispose of such shares except such disposition by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the Participant. Such shares shall be transferable, or may be sold or otherwise disposed of only if the proposed transfer, sale or other disposition shall be permissible pursuant to the Plan and if, in the opinion of counsel satisfactory to the Company, such transfer, sale or other disposition at such time will be in compliance with applicable securities laws.

12.11 Term of Plan. If approved by shareholders, the Plan shall be effective on the Effective Date. The Plan shall expire on April 8, 2019, unless sooner terminated pursuant to Section 11.

12.12 Provisions Relating to Termination of Consultants and Independent Contractors. To the extent that an Incentive Award is made to a non-employee director, consultant or independent contractor, the provisions of the Plan relating to termination of employment shall be deemed to refer to the termination of such individual’s service with the Company or a Subsidiary.

WABCO

WABCO HOLDINGS, INC.

ONE CENTENNIAL AVENUE P.O. BOX 6820 PISCATAWAY, NJ 08855-6820

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WABCO HOLDINGS INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

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To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Directors

1. ELECTION OF DIRECTORS

Nominees:

01) James F. Hardymon

02) Michael T. Smith

03) John F. Fiedler

Vote on Proposal

2. Ratify the selection of Ernst & Young Bedrijfsrevisoren BCVBA/Reviseurs d’Enterprises SCCRL as the company’s independent registered public accounting firm for the year ending December 31, 2009.

3. Approve the 2009 Omnibus Incentive Plan.

4. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

For Against Abstain

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1, 2 and 3. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report, are available at www.proxyvote.com.

M13715-P78161

WABCO HOLDINGS INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS

May 28, 2009

The stockholder(s) hereby appoint(s) Jacques Esculier, Ulrich Michel, Todd Weinblatt and Alfred Farha, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Wabco Holdings Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., (Eastern Time) on Thursday, May 28, 2009, at the New York offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York 10173, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL.

Attention Plan Participants: If you hold shares of WABCO Holdings Inc. Common Stock through the WABCO 401(k) Plan, Trane Employee Stock Ownership Plan, Trane Savings Plan or Trane 401(k) and Thrift Plan, you should complete, sign and return this proxy card to instruct the trustees of the respective plans how to vote these shares. Your proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 22, 2009 so that the trustees of the respective plans (who vote the shares on behalf of plan participants) have adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. If the trustees of the respective plans, do not receive timely voting instructions on any shares of WABCO Common Stock held in such plans, the trustees will vote such shares in the same proportion as those shares for which they received timely voting instructions.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE